                                                Filed Pursuant to Rule 424(b)(2)
                                                      Registration No. 333-66089

            PROSPECTUS SUPPLEMENT TO PROSPECTUS DATED APRIL 27, 1999

                                  $750,000,000

                            NORWEST FINANCIAL, INC.

                          MEDIUM-TERM NOTES, SERIES C

                DUE FROM 9 MONTHS TO 30 YEARS FROM DATE OF ISSUE

    Norwest Financial, Inc. may offer at various times up to $750,000,000 of Medium-term notes. We will offer these notes in series, starting with Series C, in U.S. dollars or any foreign currency.

    The following terms may apply to the notes. We will provide the final terms for each note in a pricing supplement.

    - The notes will mature in 9 months to 30 years.

    - The notes may be subject to redemption or repayment at our option or the option of the holders.

    - The notes will be senior or subordinated securities.

    - The notes will bear interest at either a fixed or floating rate. The floating interest rate formula may be based on one or more of the following indices, plus or minus a spread and/or spread multiplier:

         - CD Rate                                - Treasury Rate

         - Commercial Paper Rate                  - Prime Rate

         - Federal Funds Rate                     - CMT Rate

         - LIBOR                                  - Any other rate specified by us in the pricing supplement

    - The currency in which the notes will be denominated, which may be U.S. dollars or any foreign currency.

    - The notes will be in certificated or book-entry form.

    - Interest will be paid on fixed rate notes that are senior securities on April 1 and October 1 of each year or as otherwise specified in the applicable pricing supplement. Interest will be paid on fixed rate notes that are subordinated securities on April 15 and October 15 of each year or as otherwise specified in the applicable pricing supplement. Interest will be paid on floating rate notes on dates specified in the applicable pricing supplement.

    - The notes will have minimum denominations of $1,000 increased in multiples of $1,000 or other specified denominations for foreign currencies.

    We will specify the formal terms for each note, which may be different from the terms described in this prospectus supplement, in the applicable pricing supplement.

    We expect to receive between $749,062,500 and $743,437,500 of proceeds from the sales of the notes after paying the agents' discounts and commissions of between $937,500 and $6,562,500. The exact proceeds from each note will be set at the time of issuance. We do not expect that any of the notes will be listed on an exchange and a market for any particular series of notes may not develop.
                             ----------------------

    Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement, the accompanying prospectus and any attached pricing supplement are truthful and complete. Any representation to the contrary is a criminal offense.

ABN AMRO BANK N.V.
   BANC OF AMERICA SECURITIES LLC
      BANC ONE CAPITAL MARKETS, INC.
           BEAR, STEARNS & CO. INC.
               CHASE SECURITIES INC.
                   CREDIT SUISSE FIRST BOSTON
                      DEUTSCHE BANK SECURITIES
                          DONALDSON, LUFKIN & JENRETTE
                              SECURITIES CORPORATION
                                  MERRILL LYNCH & CO.
                                      PAINEWEBBER INCORPORATED
                                         SALOMON SMITH BARNEY INC.
                                              UTENDAHL CAPITAL PARTNERS, L.P.

            The date of this Prospectus Supplement is March 21, 2000

    You should rely only on the information contained in this prospectus supplement, the accompanying prospectus and any pricing supplement. We have not authorized anyone to provide you with information different from that contained in this prospectus supplement, the accompanying prospectus and any pricing supplement. We are offering to sell the notes, and seeking offers to buy the notes, only in jurisdictions where offers and sales are permitted. The information contained in this prospectus supplement, the accompanying prospectus and any pricing supplement is accurate only as of their respective dates, regardless of the time of their delivery or any sale of the notes.

            ABOUT THIS PROSPECTUS SUPPLEMENT AND PRICING SUPPLEMENTS

    This prospectus supplement sets forth certain terms of the Medium-Term Notes, Series C, that we may offer and supplements the prospectus that is attached to the back of this prospectus supplement. This prospectus supplement supersedes the prospectus to the extent it contains information that is different from the information in the prospectus.

    Each time we offer notes, we will attach a pricing supplement to this prospectus supplement. The pricing supplement will contain the specific description of the notes we are offering and the terms of the offering. The pricing supplement will supersede this prospectus supplement or the prospectus to the extent it contains information that is different from the information contained in this prospectus supplement or the prospectus.

    It is important for you to read and consider all information contained in this prospectus supplement and the accompanying prospectus and pricing supplement in making your investment decision. You should also read and consider the information contained in the documents identified in "Where You Can Find More Information" in the prospectus.

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                                  RISK FACTORS

    Your investment in the notes will involve certain risks. This prospectus supplement does not describe all of those risks, including those that result from the denomination of or payment on any notes in a foreign currency or that result from the calculation of any amounts payable under any notes by reference to one or more interest rates, currencies or other indices or formulas. Neither we nor the agents will be responsible for advising you of these risks now or how they may change in the future.

    In consultation with your own financial and legal advisors, you should carefully consider, among other matters, the following discussion of risks before deciding whether an investment in the notes is suitable for you. The notes are not an appropriate investment for you if you are unsophisticated with respect to the significant elements of the notes or financial matters. In particular, those notes denominated or payable in a foreign currency are not suitable for you if you are unsophisticated with respect to foreign currency transactions, and those notes with payments calculated by reference to one or more interest rates, currencies or other indices or formulas are not suitable for you if you are unsophisticated with respect to transactions involving the applicable interest rate index or currency index or other indices or formulas.

STRUCTURE AND MARKET RISKS

    AN INVESTMENT IN INDEXED NOTES AND FOREIGN CURRENCY NOTES ENTAILS SIGNIFICANT RISKS THAT ARE NOT ASSOCIATED WITH AN INVESTMENT IN CONVENTIONAL FIXED RATE OR FLOATING RATE DEBT SECURITIES. If you invest in notes indexed to one or more interest rates, currencies or composite currencies, including exchange rates and swap indices between currencies or composite currencies, commodities or other indices or formulas, there will be significant risks that are not associated with similar investments in a conventional fixed rate or floating rate debt security. These risks include fluctuation of the indices or formulas and the possibility that you will receive a lower or no amount of principal, premium or interest, and at different times, than you expected. We have no control over a number of matters, including economic, financial and political events that are important in determining the existence, magnitude and longevity of these risks and their results. In addition, if an index or formula used to determine any amounts payable in respect of the notes contains a multiplier or leverage factor, the effect of any change in the index or formula will be magnified. In recent years, values of certain indices and formulas have been highly volatile, and volatility in those and other indices and formulas may be expected in the future. However, past experience is not necessarily indicative of what may occur in the future.

    WE MAY CHOOSE TO REDEEM NOTES WHEN PREVAILING INTEREST RATES ARE RELATIVELY LOW. If your notes are redeemable, we may choose to redeem your notes from time to time. In the event that prevailing interest rates are relatively low, you would not be able to reinvest the redemption proceeds in a comparable security at an effective interest rate as high as the interest rate on the notes being redeemed.

    WE CANNOT ASSURE THAT A TRADING MARKET FOR YOUR NOTES WILL EVER DEVELOP OR BE MAINTAINED. We cannot assure you that a trading market for your notes will ever develop or be maintained. Many factors independent of our creditworthiness affect the trading market and market value of your notes. These factors include:

    - the complexity and volatility of any index or formula applicable to the notes;

    - the method of calculating the principal, premium and interest for the notes;

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    - the time remaining to the maturity of the notes;

    - the outstanding amount of the notes;

    - the redemption features of the notes;

    - the amount of other debt securities linked to any index or formula applicable to the notes; and

    - the level, direction and volatility of market interest rates generally.

    In addition, certain notes may have a more limited trading market and experience more price volatility because they were designed for specific investment objectives or strategies. There may be a limited number of buyers when you decide to sell your notes. This may affect the price you receive for your notes or your ability to sell your notes at all. You should not purchase notes unless you understand and know you can bear the foregoing investment risks.

EXCHANGE RATES AND EXCHANGE CONTROLS

    INVESTMENT IN FOREIGN CURRENCY NOTES ENTAILS SIGNIFICANT RISKS THAT ARE NOT ASSOCIATED WITH AN INVESTMENT IN A DEBT SECURITY DENOMINATED AND PAYABLE IN U.S. DOLLARS. If you invest in notes denominated and/or payable in a currency other than U.S. dollars, called foreign currency notes, there will be significant risks that are not associated with an investment in a debt security denominated and payable in U.S. dollars. These risks include the possibility of material changes in the exchange rate between U.S. dollars and your payment currency and the possibility that either the United States or foreign governments will impose or modify foreign exchange controls.

    We have no control over the factors that generally affect these risks, such as economic, financial and political events and the supply and demand for the applicable currencies. Moreover, if payments on your foreign currency notes are determined by reference to a formula containing a multiplier or leverage factor, the effect of any change in the exchange rates between the applicable currencies will be magnified. In recent years, the exchange rates between certain currencies have been highly volatile, and volatility between these currencies or with other currencies in the past are not necessarily indicative of fluctuations that may occur in the future. Depreciation of your payment currency would result in the decrease in the U.S. dollar equivalent yield of your foreign currency notes, in the U.S. dollar equivalent value of the principal and any premium payable at maturity or earlier redemption of your foreign currency notes and, generally, in the U.S. dollar equivalent market value of your foreign currency notes.

    Governmental exchange controls could affect exchange rates and the availability of your payment currency on a required payment date. Even if there are no exchange controls, it is possible that your payment currency will not be available on a required payment date due to circumstances beyond our control or because the payment currency is no longer in use. In such cases, we will be allowed to satisfy our obligations on your foreign currency notes in U.S. dollars.

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                              DESCRIPTION OF NOTES

    The following description of the terms of the notes supplements the general description of the debt securities provided in the prospectus. However, the pricing supplement for each offering of notes will contain the specific information and terms for that offering. The pricing supplement may also add, update or change information contained in this prospectus supplement. It is important for you to consider the information contained in the prospectus, the prospectus supplement and the pricing supplement in making your investment decision.

GENERAL

    THE INDENTURE. We will issue the notes under either a senior indenture between us and The Chase Manhattan Bank, as trustee, or a senior subordinated indenture between us and Harris Trust and Savings Bank, as trustee. When we refer to the "applicable trustee" in this prospectus supplement, we mean The Chase Manhattan Bank in connection with the notes that are senior securities or the senior indenture, and Harris Trust and Savings Bank in connection with the notes that are senior subordinated securities or the senior subordinated indenture. Since we have only summarized the most significant portions of the indentures below, you may want to refer to the indentures for more detailed information.

    RANKING. The notes will be unsecured obligations of Norwest. The notes issued under the senior subordinated indenture will rank equally with all other senior subordinate debt obligations and will be subordinate in right of payment to the prior payment in full of all of the senior indebtedness. The notes and the indentures will not limit us from incurring additional debt and will not place any other financial restrictions on us.

    AMOUNT. The amount of notes we may issue under this prospectus supplement may be reduced when we issue other debt securities under the prospectus. Initially, the amount of notes we may issue under this prospectus supplement is $750,000,000. We may increase the amount of notes that we may issue under this prospectus supplement from time to time. Neither indenture limits the amount of notes we may offer.

    MATURITY. Each note will mature on any day from 9 months to 30 years from its date of issue. However, each note may also be subject to redemption at our option and repayment at your option.

    DENOMINATIONS. The notes will have minimum denominations of $1,000, increased in multiples of $1,000. The Depository Trust Company currently limits the maximum denomination of any single global note to $200,000,000.

    PRICING SUPPLEMENTS. The pricing supplement relating to a note will describe the following terms:

    - the specified currency;

    - whether the note is a senior subordinated security or a senior security;

    - whether the note is a fixed rate note, a floating rate note, an indexed note, a dual currency note, a renewable note, an extendable note or an amortizing note;

    - the issue price;

    - the original issue date;

    - the stated maturity date;

    - for a fixed rate note, the rate per annum at which it will bear interest, if any, and the date on which interest will be payable if other than April 1 and October 1 in the case of a fixed rate note that is a senior security or April 15 and October 15 in the case of a fixed rate note that is a senior subordinated security;

    - for a floating rate note, the base rate, the initial interest rate, the interest reset period, the interest payment dates, the index maturity, the designated LIBOR currency, if any, the maximum interest rate, if any, the minimum interest rate, if any, the spread and/or spread multiplier, if any, and any other terms relating to the particular method of calculating the interest rate for the note;

    - whether the note is an original issue discount note;

    - for an indexed note, the manner in which interest payments and the principal amount payable at maturity will be determined;

    - if such note is an amortizing note, an amortization schedule;

    - whether the note may be redeemed at our option, or repaid at the holder's option prior to the stated maturity date as described further under "Optional Redemption" below, and if so, the terms of the redemption or repayment;

    - whether the notes are a reopening of notes previously issued; and

    - any other terms that do not conflict with the provisions of the indentures.

FORM OF NOTES

    We will issue the notes either pursuant to a book-entry system or in certificated form:

    BOOK-ENTRY NOTES. When we issue notes in book-entry form, we will issue one or more global certificates representing the entire issue of notes. These certificates will name a nominee of The Depository Trust Company, New York, New York as the owner of the notes. The Depository Trust Company maintains a computerized system that will reflect your ownership of the notes through an account you will maintain with your broker/dealer, bank, trust company or other representative.

    The Depository Trust Company's nominee will be considered the owner of your note in our records and will be the entity entitled to cast a vote regarding your note. However, The Depository Trust Company and the broker/dealers, banks, trust companies and other representatives that are part of The Depository Trust Company's computerized system are required to contact you for voting instructions.

    CERTIFICATED NOTES. When we issue notes in certificated form, you will receive a certificate evidencing your note. The applicable trustee will issue certificated notes on our behalf and will only prepare such certificated notes at our request. The certificate will name you as the owner of the note, unless you choose to have your broker/dealer, bank, trust company or other representative hold these certificates for you. If your name appears on the certificate evidencing your note, then you will be considered the owner of your note for all purposes under the indentures. For example, if we need to ask the holders of the notes to vote on a proposed amendment to the notes, you will be asked to cast the vote regarding your note. If you have chosen to have some other entity hold the certificates for you, that entity will be considered the owner of your note in our records and will be entitled to cast the vote regarding your note. However, this entity is required to contact you for voting instructions.

    EXCHANGES. Certificated notes cannot be exchanged for book-entry notes. Book-entry notes can be exchanged for certificated notes only if (i) The Depository Trust Company notifies us that it is unwilling or unable to hold global certificates and another depositary is not appointed or (ii) we elect not to have the notes represented by global certificates held by a depositary. In these limited circumstances, we will issue to you certificated notes in exchange for the book-entry notes. There will be no service charge for this exchange, but if a tax or other governmental charge is imposed, we may require you to pay it.

REGISTRATION AND TRANSFER OF NOTES

    BOOK-ENTRY NOTES. If you transfer your note while it is in book-entry form, the transfer will be reflected on the computerized system at The Depository Trust Company. Your broker/dealer, bank, trust company or other representative will arrange for the transfer to be reflected on The Depository Trust Company's records.

    CERTIFICATED NOTES. In addition to acting as trustee under an indenture, the applicable trustee also acts as our registrar for notes issued in certificated form. You may go to the applicable trustee's office if you want to:

    - Register the transfer of any certificated note;

    - Exchange certificated notes for notes of different denominations;

    - Deliver payment instructions;

    - Obtain a new note to replace a note that has been lost or destroyed (you may be required to provide a document to the applicable trustee and us agreeing to return the new certificate if the missing one is found); and

    - Present notes that have matured or been redeemed in exchange for payment

The office of The Chase Manhattan Bank is at 55 Water Street, Room 234, North Building, New York, New York 10041. The office of Harris Trust and Savings Bank is at 311 West Monroe Street, 12(th) Floor, Chicago, Illinois 60690.

PAYMENTS AND METHODS OF PAYMENT

    METHODS OF PAYMENT. The applicable trustee also acts as our paying agent, and will make all payments on the notes on our behalf.

    BOOK-ENTRY NOTES. The applicable trustee will make payments of principal and interest on book-entry notes to the account of The Depository Trust Company's nominee by wire transfer of immediately available funds. Neither we nor the applicable trustee will make any payments to owners of beneficial interests in book-entry notes. Instead, The Depository Trust Company will credit the funds to which you are entitled to the account of the broker/ dealer, bank, trust company or other representative through which you hold your note. That entity, in turn, will credit these funds to your account or the account of any other intermediary through which you hold your note.

    We understand that The Depository Trust Company's current practice is to credit interest payments, including interest payable at maturity, and principal payments in immediately available funds. These payments and credits will be made pursuant to the rules of The Depository Trust Company, in accordance with any standing instructions you have with your broker/dealer, bank, trust company or other representative or other intermediary and with customary practice in the broker/dealer industry. Neither we nor the applicable

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trustee will be involved with, or responsible for, the movement of funds once the applicable trustee has paid The Depository Trust Company.

    CERTIFICATED NOTES. If you hold certificated notes, payments of principal and interest due at maturity or earlier redemption will be paid by wire transfer of immediately available funds after you present the matured or redeemed note at the applicable trustee's office. Interest payable at any other time will be paid by check mailed to your address as it appears in the applicable trustee's records. If you own $5,000,000 or more of notes having the same terms and conditions, we will pay you interest prior to maturity by wire transfer of immediately available funds if you give the appropriate instructions to the applicable trustee at least 10 calendar days before the applicable interest payment date.

    RECIPIENTS OF PAYMENTS. Payments of interest on notes are generally payable to the person in whose name the note is registered at the close of business on the record date before each interest payment date. However, interest will be payable at maturity, redemption or repayment to the person to whom principal is payable. The first interest payment on any note originally issued between a record date and an interest payment date or on an interest payment date will be made on the interest payment date after the next record date.

    OPTIONAL REDEMPTION. We may issue notes that permit us to redeem them prior to their maturity ("calls") or that permit you to require us to redeem them prior to their maturity ("puts"). Any such redemption provisions, including the date(s) on which the call or put may occur and whether redemptions may be made in whole or in part, will be described in the pricing supplement relating to the specific notes.

    If we are permitted to call any notes, we will give notice of redemption to you (or the entity that is the registered holder of your notes) by mail at least 30 calendar days and not more than 60 calendar days prior to the date set for redemption.

    If you are permitted to put any notes, you must notify the applicable trustee at least 30 calendar days and not more than 60 calendar days prior to the date set for redemption. For any note to be repaid, the applicable trustee must receive (i) in the case of a certificated note, the note with the attached "Option to Elect Repayment" form completed, or a letter from a broker/dealer, bank or trust company notifying the applicable trustee of your intent to redeem your note and guaranteeing that you will deliver the note and the attached "Option to Elect Repayment" form not later than five Business Days after the date set for redemption or (ii) in the case of a book-entry note, instructions to such effect from the beneficial owner of the note to The Depository Trust Company and forwarded by The Depository Trust Company to the applicable trustee.

    Any notice of redemption delivered by you or by us will be irrevocable.

    OPEN-MARKET PURCHASES. We may, at any time, purchase notes at any price from holders of notes or in the open market. If we purchase any of our notes, we may hold them, resell them or surrender them to the applicable trustee for cancellation.

INTEREST RATES: DETERMINATION AND CALCULATION; ACCRUAL AND PAYMENT OF INTEREST

    The interest rates we will offer with respect to the notes may differ depending on, among other things, the aggregate principal amount of notes purchased in a single transaction.

    Each note, other than a zero-coupon note, will bear interest from and including the date of issue, or in the case of notes issued upon registration of transfer or exchange from and including the most recent interest payment date to which interest on such note has been

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paid or duly provided for. Such interest will be payable at the fixed rate per annum, or at the rate per annum determined pursuant to the interest rate formula or formulas, stated in such note and in the applicable pricing supplement until the principal of such note is paid or made available for payment. Interest will be payable to the person in whose name a note is registered at the close of business on the regular record date next preceding each interest payment date; provided, however, that interest payable at maturity will be payable to the person to whom principal shall be payable. The first payment of interest on any note originally issued between a regular record date and an interest payment date will be made on the interest payment date following the next succeeding regular record date to the registered owner of such note on such next succeeding regular record date.

    The regular record date with respect to floating rate notes, as such notes are further described below, shall be the date 15 calendar days prior to such interest payment date, whether or not such date shall be a business day. The regular record dates with respect to fixed rate notes that are senior securities shall be the March 15 and September 15 next preceding the April 1 and October 1 interest payment dates. The regular record dates with respect to fixed rate notes that are senior subordinated securities, shall be the April 1 and October 1 next preceding the April 15 and October 15 interest payment dates.

    Interest rates we offer on the notes may differ depending upon, among other things, the aggregate principal amount of notes purchased in any single transaction. Interest rates, interest rate formulas and other variable terms of the notes are subject to change by us from time to time, but no such change will affect any note already issued or as to which an offer to purchase has been accepted by us.

    Unless otherwise specified in the applicable pricing supplement, each note, other than a zero-coupon note, will bear interest at either (a) a fixed rate, in which case the note is a fixed rate note, or (b) a variable rate, in which case the note is a floating rate note.

    FIXED RATE NOTES. Each fixed rate note will bear interest at the annual rate specified in the note and in the applicable pricing supplement until the principal amount thereof is paid or made available for payment. Each fixed rate note will bear interest from the date of issue, or in the case of notes issued upon registration of transfer or exchange, from the most recent interest payment date to which interest on such note has been paid or duly provided for, at such per annum rate. The date on which interest is payable, called an interest payment date, for the fixed rate notes that are senior securities will be April 1 and October 1 of each year and for the fixed rate notes that are senior subordinated securities will be April 15 and October 15 of each year or as specified in the applicable pricing supplement.

    Unless we otherwise specify in the applicable pricing supplement, interest payments, if any, on a fixed rate note will be the amount of interest accrued from and including the last date in respect of which interest has been paid or duly provided for, or from and including the date of issue if no interest has been paid or provided for with respect to such note, to but excluding the interest payment date or the date of maturity. Interest on fixed rate notes will be computed on the basis of a 360-day year of twelve 30-day months.

    In the event that any interest payment date or maturity for any fixed rate note falls on a day that is not a business day, the payment of principal, premium, if any, and interest may be paid on the next succeeding business day, and no interest on such payment shall accrue for the period from and after such interest payment date or maturity, as the case may be; and we will not pay any additional interest due to the delay in payment.

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    FLOATING RATE NOTES.  Unless we otherwise specify in the applicable pricing supplement, each floating rate note will bear interest at a variable rate determined by reference to an interest rate formula or formulas, which may be adjusted by adding or subtracting the spread and/or multiplying by the spread multiplier, each as described below. A floating rate note may also have either or both of the following: (a) a maximum numerical interest rate limitation, or ceiling, on the rate of interest which may accrue during any interest period; and (b) a minimum numerical interest rate limitation, or floor, on the rate of interest which may accrue during any interest period. The spread is the number of basis points specified by us in the applicable pricing supplement as being applicable to the interest rate for such note and the spread multiplier is the percentage specified by us in the applicable pricing supplement as being applicable to the interest rate for such note.

    The applicable pricing supplement relating to a floating rate note will designate an interest rate basis or bases for such floating rate note. Such basis or bases may be:

    - The CD Rate, in which case such note will be a CD Rate note,

    - The Commercial Paper Rate, in which case such note will be a Commercial Paper Rate note,

    - The Federal Funds Rate, in which case such note will be a Federal Funds Rate note,

    - LIBOR, in which case such note will be a LIBOR note,

    - The Prime Rate, in which case such note will be a Prime Rate note,

    - The Treasury Rate, in which case such note will be a Treasury Rate note,

    - The CMT Rate, in which case such note will be a CMT Rate note, or

    - Such other interest rate formula or formulas (which may include a combination of more than one of the interest rate bases described above) as may be described in the applicable pricing supplement.

    The applicable pricing supplement will also indicate the spread and/or spread multiplier, if any. In addition, any floating rate note may have a maximum or minimum interest rate limitation. In addition, in such pricing supplement we will define or particularize for each note the following terms, if applicable: initial interest rate, interest payment dates, index maturity, LIBOR currency and interest, reset date with respect to such note.

    Index maturity means, with respect to a floating rate note, the period to maturity of the instrument or obligation on which the interest rate formula is based, as specified in the applicable pricing supplement.

    DATE OF INTEREST RATE CHANGE. The interest rate on each floating rate note may be reset daily, weekly, monthly, quarterly, semiannually or annually, each an interest reset period, as specified in the applicable pricing supplement. The first day of each interest reset period is the interest reset date. Unless we state otherwise in the applicable pricing supplement, the interest reset dates will be:

    - for floating rate notes that reset daily, each business day;

    - for floating rate notes, other than Treasury Rate notes, that reset weekly, Wednesday of each week;

    - for Treasury Rate notes that reset weekly, Tuesday of each week, except as provided below under "Treasury Rate Notes";

    - for floating rate notes, that reset monthly, the third Wednesday of each month;

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    - for floating rate notes that reset quarterly, the third Wednesday of
      March, June, September and December of each year;

    - for floating rate notes that reset semi-annually, the third Wednesday of each of the two months specified in the pricing supplement; and

    - for floating rate notes that reset annually, the third Wednesday of the month specified in the pricing supplement.

    In any event, the interest rate in effect from the date of issue to the first interest reset date with respect to a floating rate note will be the initial interest rate, as described in the applicable pricing supplement. If any interest reset date for any floating rate note would otherwise be a day that is not a business day for such floating rate note, the interest reset date for such floating rate note shall be postponed to the next day that is a business day for such floating rate note. However, in the case of LIBOR notes, if such business day is in the next succeeding calendar month, such interest reset date shall be the immediately preceding business day.

    DATE INTEREST RATE IS DETERMINED. Unless we otherwise specify in the applicable pricing supplement, the interest determination date pertaining to an interest reset date for a Commercial Paper Rate note, a Federal Funds Rate note, a CD Rate note or a Prime Rate note will be the second business day preceding the interest reset date with respect to such note.

    WHEN INTEREST IS PAID. Unless we state otherwise in the applicable pricing supplement, we will pay interest on floating rate notes as follows:

        (a) for notes that reset daily, weekly or monthly, on the third Wednesday of each month or on the third Wednesday of March, June, September and December of each year specified in the pricing supplement;

        (b) for notes that reset quarterly, on the third Wednesday of March, June, September, and December of each year specified in the pricing supplement;

        (c) for notes that reset semi-annually, on the third Wednesday of each of two months of each year specified in the pricing supplement; and

        (d) for notes that reset annually, on the third Wednesday of one month of each year specified in the pricing supplement.

    Each of the above dates is an interest payment date. We will also pay interest on all notes at maturity.

    If an interest payment date, other than at maturity, for any floating rate note falls on a day that is not a business day, such interest payment date will be postponed to the following business day, except that, in the case of a LIBOR note, if that business day would fall in the next calendar month, the interest payment date will be the immediately preceding business day.

    If the maturity for a floating rate note falls on a day that is not a business day, the payment of principal, premium, if any, and interest may be made on the next business day, and no interest on such payment shall accrue for the period from and after maturity.

    HOW INTEREST IS CALCULATED. Unless we otherwise specify in the applicable pricing supplement, interest payments, if any, on a floating rate note will be the amount of interest accrued from and including the last date in respect of which interest has been paid or duly provided for, or from and including the date of issue if no interest has been paid or provided for with respect to such note, to but excluding the interest payment date or the date of maturity. With respect to a floating rate note, accrued interest from the date of issue or from the last date to which interest has been paid is calculated by multiplying the face amount of such floating rate note by an accrued interest factor. Such accrued interest factor is computed by adding the interest factor calculated for each day from the date of issue, or from the last date to which interest has been paid, to the date for which accrued interest is being calculated.

    The interest factor, expressed as a decimal rounded, if necessary, to the nearest one-hundred-thousandth of a percentage point, with five-millionths of a percentage portion rounded upwards (e.g., 9.876545% or .09876545 being rounded to 9.87655% or .0987655, respectively), for each such day is computed by dividing the interest rate, expressed as a decimal rounded, if necessary, to the nearest one-hundred-thousandth of a percentage point, with five-millionths of a percentage point rounded upwards, applicable to such date by 360, in the case of Commercial Paper Rate notes, Federal Funds Rate notes, CD Rate notes, Prime Rate notes or LIBOR notes, or by the actual number of days in the year, in the case of Treasury Rate notes or CMT Rate notes.

    In addition to any maximum interest rate which may be applicable to any floating rate note pursuant to the above provisions, the interest rate on the floating rate notes will in no event be higher than the maximum rate permitted by New York law, as the same may be modified by United States law of general application. Under present New York law the maximum rate of interest is 25% per annum on a simple interest basis. The limit may not apply to floating rate notes in which $2,500,000 or more has been invested.

    Unless we otherwise specify in the applicable pricing supplement, the calculation date pertaining to any interest determination date, other than with respect to LIBOR notes, shall be the earlier of (i) the tenth day after such interest determination date or, if any such day is not a business day, the next succeeding business day or (ii) the business day preceding the applicable interest payment date or maturity, as the case may be.

    Upon the request of the holder of any floating rate note, the calculation agent, as described below, will provide the interest rate then in effect and, if different, the interest rate which will become effective as a result of a determination made on the most recent interest determination date with respect to such floating rate note. Unless otherwise provided in the applicable pricing supplement, The Chase Manhattan Bank will be the calculation agent with resect to the floating rate notes.

    The interest rate(s) on the floating rate notes that are CD Rate notes, Commercial Paper Rate notes, Federal Funds Rate notes, LIBOR notes, Prime Rate notes, Treasury Rate notes or CMT Rate notes will be determined as described under the following captions (references to information services include any successor information services).

    CD RATE NOTES

    Each CD Rate note will bear interest at the interest rates, calculated with reference to the CD Rate and the spread and/or spread multiplier, if any, and will be payable on the dates that we specify on the face of the CD rate note and in the applicable pricing supplement.

    "CD Rate" means, with respect to any interest determination date, the rate on that interest determination date for negotiable certificates of deposit having the specified index maturity, as published in H.15(519) under the heading "CDs (secondary market)".

    The following procedures will apply if the CD Rate cannot be set as described above:

    - If the rate is not published in H.15(519) by 9:00 a.m., New York City time, on the calculation date pertaining to such CD interest determination date, the CD Rate will be the rate on such CD interest determination date described in H.15(519) Daily Update for the day in respect of certificates of deposit having the index maturity specified by us in the applicable pricing supplement, under the caption "CDs (secondary market)" or another recognized electronic source used for the purpose of displaying the applicable rate.

    - If the rate is not yet published either in H.15(519) or H.15 Daily Update or another recognized electronic source by 3:00 p.m., New York City time, on the calculation date, the calculation agent will determine the CD Rate to be the average of the secondary market offered rates, as of 10:00 a.m., New York City time, on such CD interest determination date of three leading nonbank dealers of negotiable U.S. dollar certificates of deposit in The City of New York selected by the calculation agent for negotiable certificates of deposit of major money U.S. market banks with a remaining maturity closest to the index maturity specified in the applicable pricing supplement in a denomination of $5,000,000.

    - If fewer than three dealers are providing quotes, the CD Rate will remain the CD Rate then in effect on such CD interest determination date.

    COMMERCIAL PAPER RATE NOTES

    Each Commercial Paper Rate note will bear interest at a rate specified that will be reset periodically based on the Commercial Paper Rate and any spread and/or spread multiplier.

    "Commercial Paper Rate" means, with respect to any interest determination date, the money market yield of the rate on that interest determination date for commercial paper having the specified index maturity as published in H.15(519) under the heading "Commercial Paper--Nonfinancial".

    The following procedures will apply if the Commercial Paper Rate cannot be set as described above:

    - If the rate is not published in H.15(519) by 9:00 a.m., New York City time, on the calculation date, then the Commercial Paper Rate will be the money market yield of the rate for commercial paper having the specified index maturity as published in H.15 Daily Update, or such other recognized electronic source used for the purpose of displaying such rate, under the caption "Commercial Paper--Nonfinancial".

    - If the rate is not published in H.15(519) or H.15 Daily Update or another recognized electronic source by 3:00 p.m., New York City time, on the calculation date, the Commercial Paper Rate will be the money market yield of the average for the offered rates, as of 11:00 a.m., New York City time, on that interest determination date, of three leading dealers of commercial paper in The City of New York selected by the calculation agent for commercial paper having the specified index maturity placed for an industrial issuer whose bond rating is "AA", or the equivalent, by a nationally recognized rating agency.

    - If fewer than three dealers are providing quotes, the rate of interest on the Commercial Paper Rate note will be the same as the rate of interest thereon in the prior interest period.

    The money market yield shall be a yield, expressed as a percentage rounded, if necessary, to the nearest one-hundred-thousandth of a percentage point, with five-millionths of a percentage point rounded upwards, calculated in accordance with the following formula:

                                    D X 360
    MONEY MARKET YIELD   =      ----------------     X 100
                                  360 - (DXM)

where "D" refers to the per annum rate of commercial paper quoted on a bank discount basis and expressed as a decimal; and "M" refers to the actual number of days in the interest period for which interest is being calculated.

    FEDERAL FUNDS RATE NOTES

    Each Federal Funds Rate note will bear interest at the interest rates, calculated with reference to the Federal Funds Rate and the spread and/or spread multiplier, if any and will be payable on the dates that we specify on the face of the Federal Funds Rate note and in the applicable pricing supplement.

    "Federal Funds Rate" means, with respect to any interest determination date relating to a Federal Funds Rate note, the rate on such date for U.S. Dollar funds published in H.15(519) prior to 11:00 a.m., New York City time, under the heading "Federal Funds (Effective)", as such rate is displayed on Telerate Page 120, or any other page as may replace such page on such service.

    The following procedures will apply if the rate cannot be set as described above:

    - If the rate is not published by 9:00 a.m., New York City time, on the calculation date pertaining to such Federal Funds interest determination date, the Federal Funds Rate will be the rate on such Federal Funds interest determination date as published in H.15 Daily Update under the caption "Federal Funds (Effective)", or another recognized electronic source used for the purpose of displaying the applicable rate.

    - If the rate does not appear either in H.15(519) or in H.15 Daily Update or another recognized electronic source by 3:00 p.m., New York City time, on the calculation date, the calculation agent will determine the Federal Funds Rate to be the average of the rates for the last transaction in overnight U.S. dollar federal funds arranged by each of three leading brokers of Federal Funds transactions in The City of New York selected by the calculation agent prior to 9:00 a.m., New York City time, on such Federal Funds interest determination date.

    - If fewer than three brokers are providing quotes, the Federal Funds Rate notes will be the Federal Funds Rate this in effect on such Federal Funds interest determination date.

    LIBOR NOTES

    Each LIBOR note will bear interest at the interest rates calculated with reference to LIBOR and the spread and/or spread multiplier, if any, and will be payable on the dates we specify on the face of the LIBOR note and in the applicable pricing supplement.

    Unless we otherwise indicate in the applicable pricing supplement, LIBOR for each interest determination date relating to a LIBOR note will be determined by the calculation agent in the following manner:

    - If "LIBOR Reuters" is specified in the applicable pricing supplement, the arithmetic mean (rounded, if necessary, to the nearest one-hundred-thousandth of a percentage point, with five-millionths of a percentage point rounded upwards) of the offered rates (unless the specified designated LIBOR Page, as described below, by its terms provides only for a single rate, in which case such single rate shall be used) for deposits in the LIBOR currency having the index maturity designated by us in the applicable pricing supplement, commencing on the second London business day immediately following such LIBOR interest determination date, that appear on the designated LIBOR page as of 11:00 a.m., London time, on that LIBOR interest determination date, if at least two such offered rates appear, unless, as mentioned, only a single rate is required, on such designated LIBOR page.

    - If LIBOR Telerate is specified in the applicable pricing supplement, the rate for deposits in the LIBOR currency having the index maturity designated by us in the applicable pricing supplement commencing on the second London business day immediately following such LIBOR interest determination date that appears on the designated LIBOR page as of 11:00 a.m., London time, on such LIBOR interest determination date.

    If neither LIBOR Reuters nor LIBOR Telerate is specified by us in the applicable pricing supplement, LIBOR for the applicable LIBOR currency will determined as if LIBOR Telerate had been specified.

    If fewer than two offered rates appear, if LIBOR Reuters is specified in the applicable pricing supplement, or no rate appears, if LIBOR Telerate is specified in the applicable pricing supplement, the calculation agent will determine LIBOR in respect of the related LIBOR interest determination date as follows:

    The calculation agent will request the principal London offices of each of four major reference banks in the London interbank market, as selected by the calculation agent, to provide the calculation agent with its offered quotation for deposits in the LIBOR currency for the period of the index maturity designated in the applicable pricing supplement, commencing on the second London business day immediately following such LIBOR interest determination date, to prime banks in the London interbank market at approximately 11:00 a.m., London time, on such LIBOR interest determination date and in a principal amount of not less than $1,000,000, or the equivalent in the LIBOR currency, if the LIBOR currency is not the U.S. dollar, that is representative of a single transaction in such LIBOR currency in such market at such time.

    If at least two such quotations are provided, LIBOR determined on such LIBOR interest determination date will be the arithmetic mean (rounded, if necessary, to the nearest one-hundred-thousandth of a percentage point, with five-millionths of a percentage point rounded upwards) of such quotations.

    If fewer than two quotations are provided, LIBOR determined on such LIBOR interest determination date will be the arithmetic mean (rounded, if necessary, to the nearest one-hundred-thousandth of a percentage point, with five-millionths of a percentage point rounded upwards) of the rates quoted approximately 11:00 a.m., or such other time specified in the applicable pricing supplement, in the applicable principal financial center for the country of the LIBOR currency on such LIBOR interest determination date, by three major banks in such principal financial center selected by the calculation agent for loans in the LIBOR currency to leading European banks, having the index maturity designated in the applicable pricing supplement and in a principal amount of not less than $1,000,000, or the equivalent in the LIBOR currency, if the LIBOR currency is not the U.S. dollar, commencing on the second London business day immediately following such LIBOR interest determination date that is respective for a single transaction in such LIBOR currency in such market at such time.

    If the banks so selected by the calculation agent are not quoting as mentioned above, LIBOR will remain LIBOR in effect on such LIBOR interest determination date.

    The LIBOR currency is the currency, including composite currencies, specified by us in the applicable pricing supplement as the currency for which LIBOR shall be calculated. If we do not specify any such currency in the applicable pricing supplement, the LIBOR currency shall be U.S. dollars.

    The designated LIBOR page means either (a) if we designate LIBOR Reuters in the applicable pricing supplement, the display on the Reuters Monitor Money Rates Service, or any successor service, for the purpose of displaying the London interbank rates of major banks for the applicable LIBOR currency, or
(b) if we designate LIBOR Telerate in the applicable pricing supplement, the display on Bridge Telerate, Inc., or any successor service, for the purpose of displaying the London interbank rates of major banks for the applicable LIBOR currency (if the U.S. dollar is the LIBOR currency, LIBOR will be determined as if Page 3750 had been specified). Page 3750 means the display designated as Page "3750" on Bridge Telerate, Inc., or such other page as may replace the 3750 page on that service or such other service or services as may be nominated by the British Bankers' Association for the purposes of displaying London interbank offered rates for U.S. dollar deposits.

    PRIME RATE NOTES

    Each Prime Rate note will bear interest at the interest rates calculated with reference to the Prime Rate and any spread and/or spread multiplier, if any and will be payable on the dates specified on the face of the Prime Rate note and in the applicable pricing supplement.

    "Prime Rate" means, with respect to any interest determination date relating to a Prime Rate note, the rate for the relevant Prime Rate interest determination date as published in H.15(519) under the heading "Bank Prime Loan".

    The following procedures will apply if the Prime Rate cannot be set as described above:

    - If the rate is not published prior to 9:00 a.m., New York City time, on the calculation date pertaining to the Prime Rate interest determination date, the Prime Rate will be the rate for such Prime Rate determination date as published in H.15 Daily Update opposite the caption "Bank Prime Loan" or another recognized electronic source used for the purpose of displaying the applicable rate.

    - If the rate is not published prior to 3:00 p.m., New York City time, either in H.15(519) or H.15 Daily Update or another recognized electronic source, then the calculation agent will determine the Prime Rate to be the average (rounded upwards, if necessary, to the next higher one-hundred thousandth of a percentage point) of the rates publicly announced by each bank on the Reuters Screen USPRIME1 Page as defined below, as its prime rate or base lending rate as in effect for that Prime Rate interest determination date.

    - If fewer than four such rates but more than one such rate appear on the Reuters Screen USPRIME1 Page for the Prime Rate interest determination date, the calculation agent will determine the Prime Rate to be the average (rounded upwards, if necessary, to the next higher one-hundred-thousandth of a percentage point, with five-millionths of a percentage point rounded upwards) of the prime rates quoted on the basis of the actual number of days in the year divided by a 360-day year as of the close of business on the Prime Rate interest determination date by three major money center banks in The City of New York selected by the calculation agent.

    - If fewer than two rates appear on the Reuters Screen USPRIME 1 Page, the calculation agent will determine the Prime Rate on the basis of the rates furnished in The City of New York by the appropriate number of substitute banks or trust companies organized and doing business under the laws of the United States, or any State thereof, in each case having total equity capital of at least $500 million and being subject to supervision or examination by a Federal or State authority, as selected by the calculation agent.

    - If the banks or trust companies selected are not quoting as mentioned above, the Prime Rate will remain the Prime Rate in effect on such Prime Rate interest determination date.

    TREASURY RATE NOTES

    Each Treasury Rate note will bear interest at the interest rates calculated with reference to a Treasury Rate and the spread and/or spread multiplier, if any, and will be payable on the dates specified by us on the face of the Treasury Rate note and in the applicable pricing supplement.

    Unless we otherwise indicate in the applicable pricing supplement, "Treasury Rate" means, with respect to any interest determination date relating to a Treasury Rate note, the rate for the auction held on such date of direct obligations of the United States, known as Treasury bills, having the index maturity specified in the applicable pricing supplement as such rate appears on either page 56 or page 57 on the display on Bridge Telerate, Inc., or such other page or pages as may replace page 56 and/or page 57 on that service or a successor service, under the heading "U.S. Government Securities/Treasury Bills/Average Investment Yield".

    "The following procedures will be followed if the Treasury Rate cannot be set as described above:

    - If the above rate is not published by 9:00 a.m., New York City time, on the calculation date pertaining to the Treasury interest determination date, the Treasury Rate will be the auction average rate on such Treasury interest determination date (expressed as a bond equivalent yield, calculated as described below, rounded, if necessary, to the nearest one-hundred-thousandth of a percentage point, with five-millionths of a percentage point rounded upwards, on the basis of a year of 365 or 366 days, as applicable, and applied on a daily basis) as otherwise announced by the United States Department of the Treasury.

    - In the event that the results of the auction of Treasury bills having the index maturity specified in the applicable pricing supplement are not published or reported as provided above by 3:00 p.m., New York City time, on such calculation date, or if no such auction is held on such Treasury interest determination date, then the Treasury Rate will be the rate (expressed as a bond equivalent yield, rounded, if necessary, to the nearest one-hundred-thousandth of a percentage point, with five-millionths of a percentage point rounded upwards, on the basis of a year of 365 or 366 days, as applicable, and applied on a daily basis) on such Treasury interest determination date of Treasury bills having the index maturity specified by us in the applicable pricing supplement as published in H.15(519) under the caption "U.S. Government Securities/Treasury Bills/Secondary Market" or, if not yet published by 3:00 p.m., New York City time, on such calculation date, the rate (expressed as a bond equivalent yield, rounded, if necessary, to the nearest one-hundred-thousandth of a percentage point, with five-millionths of a percentage point rounded upwards, on the basis of a year of 365 or 366 days, as applicable, and applied on a daily basis) on such Treasury interest determination date of Treasury bills having the index maturity specified by us in the applicable pricing supplement as published in H.15 Daily Update under the caption "U.S. Government Securities/Treasury Bills/Secondary Market" or another recognized electronic source used for the purpose of displaying the applicable rate.

    - If such rate is not yet published either in H.15 (519) or in H.15 Daily Update or another recognized electronic source, the calculation agent will determine the Treasury Rate to be a yield to maturity (expressed as a bond equivalent yield, rounded, if necessary, to the nearest one-hundred-thousandth of a percentage point, with five-millionths of a percentage point rounded upwards, on the basis of a year of 365 or 366 days, as applicable, and applied on a daily basis) of the arithmetic mean of the secondary market bid rates, as of approximately 3:30 p.m., New York City time, on such Treasury interest determination date, of three leading primary United States government securities dealers selected by the calculation agent, for the issue of Treasury bills with a remaining maturity closest to the index maturity specified in the applicable pricing supplement.

    - If the dealers selected by the calculation agent are not quoting as mentioned above, the Treasury Rate will remain the Treasury Rate then in effect on such Treasury interest determination date.

    The bond equivalent yield shall be a yield, expressed as a calculated in accordance with the following formula:

    bond equivalent                     D X N
    yield................  =       ----------------     X 100
                                     360- (D X M)

where "D" refers to the applicable per annum rate for Treasury bills quoted on a bank discount basis, "N" refers to 365 or 366, as the case may be, and "M" refers to the actual number of days in the interest period for which interest is being calculated.

    CMT RATE NOTES

    Each CMT Rate note will bear interest at the interest rates calculated with reference to the CMT Rate and any spread and/or spread multiplier, if any, specified on the face of the CMT Rate note and in the applicable pricing supplement.

    "CMT Rate" means, with respect to any interest determination date, the rate displayed on the Designated CMT Telerate Page under the caption ". . . Treasury Constant Maturities . . . Federal Reserve Board Release H.15 . . . Mondays Approximately 3:45 p.m.," under the column for the specified index maturity for:

        (1) if the designated CMT Telerate Page is 7051, the rate for the CMT interest determination date; and

        (2) if the designated CMT Telerate Page is 7052, the rate for the week, or the month, as applicable, ended immediately preceding the week or month, as applicable, in which the related CMT interest determination date occurs.

    The following procedures will apply if the rate cannot be set as described above:

    - If we do not specify any page, the Designated CMT Telerate Page will be 7052 for the most recent week. If that rate is no longer displayed on the relevant page, or if it is not displayed by 3:00 p.m., New York City time, on the calculation date, then the CMT Rate will be the Treasury constant maturity rate for the specified index maturity as published in the relevant H.15(519).

    - If the rate is no longer published in H.15(519), or is not published by 3:00 p.m., New York City time, on the calculation date, then the CMT Rate for such CMT interest determination date will be the Treasury constant maturity rate for the specified index maturity, or other U.S. Treasury rate for such index maturity for that CMT interest determination date, as may then be published by either the Federal Reserve Board or the U.S. Department of the Treasury that the calculation agent determines to be comparable to the rate formerly displayed on the Designated CMT Telerate Page and published in the relevant H.15(519).

    - If that information is not provided by 3:00 p.m., New York City time, on the calculation date, then the CMT Rate will be calculated as a yield to maturity, based on the average of the secondary market closing offer side prices as of approximately 3:30 p.m., New York City time, on the CMT interest determination date of three leading primary U.S. government securities dealers, each a "reference dealer," in The City of New York selected by the calculation agent. These dealers will be selected from five reference dealers.

    The calculation agent will eliminate the highest quotation, or, in the event of equality, one of the highest, and the lowest quotation, or, in the event of equality, one of the lowest, for the most recently issued direct noncallable fixed rate obligations of the United States ("Treasury Notes") with an original maturity of approximately the specified index maturity and a remaining term to maturity of not less than the specified index maturity minus one year.

    If two Treasury notes with an original maturity as described in the preceding sentence have remaining terms to maturity equally close to the specified index maturity, the quotes for the Treasury Note with the shorter remaining term to maturity will be used.

    - If the calculation agent cannot obtain three Treasury note quotations, the CMT Rate for such CMT interest determination date will be calculated as a yield to maturity based on the average of the secondary market offer side prices as of approximately 3:30 p.m., New York City time, on the CMT interest determination date of three reference dealers in The City of New York selected by the calculation agent using the same method described above, for Treasury notes with an original maturity of the number of years that is the next highest to the specified index maturity with a remaining term to maturity closest to such index maturity and in an amount of at least $100,000,000.

    - If three or four, and not five, of the reference dealers are providing quotes, then the CMT Rate will be based on the average of the offer prices obtained, and neither the highest nor the lowest of such quotes will be eliminated.

    - If fewer than three reference dealers are providing quotes, the rate of interest on CMT Rate notes will be the same as the rate of interest thereon in the prior interest period.

CURRENCY INDEXED NOTES

    We may from time to time offer currency indexed notes, the principal amount payable at maturity and/or interest rate of which is determined by reference to the rate of exchange between the specified currency and the other currency or composite currency we specify as the indexed currency in the applicable pricing supplement, or as is determined in such other manner as we may specify in the applicable pricing supplement.

    Unless we specify otherwise in the applicable pricing supplement, holders of currency indexed notes will be entitled to receive (i) an amount of principal exceeding the stated face amount of the principal of, and/or an amount of interest at an interest rate exceeding the stated rate of interest on, their currency indexed notes if, at maturity or upon the relevant interest payment date, as the case may be, the rate at which the specified currency can be exchanged for the indexed currency exceeds the rate of such exchange designated as the base exchange rate, expressed in units of the indexed currency per one unit of the specified currency, in the applicable pricing supplement or (ii) an amount of principal less than such stated face amount and/or an amount of interest at an interest rate less than such stated interest rate if, at maturity or upon the relevant interest payment date, as the case may be, the rate at which the specified currency can be exchanged for the indexed currency is less than such base exchange rate, in each case determined as described above under "Payment of Principal and Interest."

    Information as to the payment of principal and interest, the relative historical value, which information is not necessarily indicative of relative future value, of the applicable specified currency against the applicable indexed currency, any exchange controls applicable to such specified currency or indexed currency and certain tax consequences to holders of currency indexed notes will be described in the applicable pricing supplement. See "Risk Factors--Exchange Rates and Exchange Controls."

OTHER INDEXED NOTES

    In addition to currency indexed notes, notes may be issued where the principal amount payable at maturity and/or the interest rate or premium to be paid on such notes are to be determined by reference to the relationship between two or more currencies, to the price of one or more specified securities or commodities, to one or more securities or commodities exchange indices or other indices or by other similar methods or formulas. Such notes are called indexed notes. In the pricing supplement relating to such an indexed note, we will describe, as applicable, the method by which the amount of interest payable on any interest payment date and the amount of principal payable at maturity in respect of such indexed note will be determined, certain special tax consequences of the purchase, ownership or disposition of such indexed notes, certain risks associated with an investment in such indexed notes and other information relating to such indexed notes.

REDEMPTION

    Unless otherwise specified in an applicable pricing supplement, each note will not be redeemable prior to maturity. If the applicable pricing supplement specifies that a note is redeemable, then such note will be redeemable at our option on a date or dates specified prior to maturity at a price or prices described in the applicable pricing supplement, together with accrued interest to the date of redemption. The notes will not be subject to any sinking fund. We may redeem any of the notes which are redeemable and remain outstanding either in whole or from time to time in part, upon not less than 30 nor more than 90 days' notice. We may at any time purchase notes at any price in the open market or otherwise. Notes we purchase in this manner may, at our discretion, be held, resold or surrendered to the trustee for calculation.

REPAYMENT AND REPURCHASE

    Unless otherwise indicated in the applicable pricing supplement, each note will not be repayable prior to maturity. If the applicable pricing supplement specifies that a note is repayable prior to maturity, then such note will be repayable at the option of the holder on a date or dates specified prior to maturity at a price or prices described in the applicable note and pricing supplement, together with accrued interest to the date of repayment.

    In order for a note to be repaid, the applicable trustee must receive at the specified location of the applicable trustee specified in the applicable pricing supplement at least 15 days, but not more than 30 days, prior to the specified repayment date notice of the holder's exercise of its repayment option as specified in the notes. Exercise of the repayment option by the holder of a note shall be irrevocable, except as otherwise described under "Extension of Maturity". The repayment option may be exercised by the holder of a note for less than the entire principal amount of the note provided that the principal amount of the note remaining outstanding after repayment, if any, is an authorized denomination.

    The depositary or its nominee will be the holder of global notes and therefore will be the only entity that can exercise a right to repayment with respect to such notes. In order to ensure that the depositary or its nominee will timely exercise a right to repayment with respect to a particular book-entry note, the beneficial owner of such book-entry note must instruct the broker or other direct or indirect participant through which it holds an interest in such note to notify the depositary of its desire to exercise a right to repayment. Different firms have different cut-off times for accepting instructions from their customers and, accordingly, each beneficial owner should consult the broker or other direct or indirect participant through which such beneficial owner holds an interest in a book-entry note to ascertain the cut-off time by which such an instruction must be given for timely notice to be delivered to the depositary.

    Unless otherwise specified in the applicable pricing supplement, if an original issue discount note is to be repaid prior to its specified maturity, the amount of principal due and payable with respect to such note shall be limited to the sum of the principal amount of such note multiplied by the issue price (expressed as a percentage of the aggregate principal amount), plus the original issue discount accrued from the date of issue to the date of declaration, which accrual shall be calculated using the "interest method" (computed in accordance with generally accepted accounting principles) in effect on the date of declaration.

EXTENSION OF MATURITY

    If we have provided in any note the option for us to extend the stated Maturity for one or more periods, each an extension period up to but not beyond the final maturity date described in the pricing supplement relating to such note, such pricing supplement will indicate such option and the basis or formula, if any, for setting the interest rate, in the case of a fixed rate note, or the spread and/or spread multiplier, in the case of a floating rate note, applicable to any such extension period, and such pricing supplement will describe any special tax consequences to holders of such notes.

    We may exercise such option with respect to a by notifying the applicable trustee of such exercise at least 45 but not more than 60 days prior to the original stated maturity date of such note in effect prior to the exercise of such option. No later than 40 days prior to the original stated maturity, the applicable trustee will mail to the holder of such an extension notice (the "extension notice") relating to such extension period, first class, postage prepaid, setting forth:

    - our election to extend the maturity date of such note,

    - the new stated maturity date,

    - in the case of a fixed rate note, the interest rate applicable to the extension period or, in the case of a floating rate note, the spread and/or spread multiplier applicable to the extension period, and

    - the provisions, if any, for redemption during the extension period, including the date or dates on which or the period or periods during which and the price or prices at which such redemption may occur during the extension period.

    When the applicable trustee has mailed an extension notice to the holder of a note, the stated maturity of such note shall be extended automatically as described in the extension notice, and, except as modified by the extension notice and as described in the next paragraph, such note will have the same terms as prior to the mailing of such extension notice.

    Notwithstanding the foregoing, not later than 20 days prior to the original stated maturity for a note, we may, at our option revoke the interest rate, in the case of a fixed rate note, or the spread and/or spread multiplier, in the case of a floating rate note, provided for in the extension notice and establish a higher interest rate, in the case of a fixed rate note, or a higher spread and/or spread multiplier, in the case of a floating rate note, for the extension period by mailing or causing the applicable trustee to mail notice of such higher interest rate or higher spread and/or spread multiplier, as the case may be, first class, postage prepaid, to the holder of such note. Such notice shall be irrevocable. All notes with respect to which the stated maturity is extended will bear such higher interest rate, in the case of a fixed rate note, or higher spread and/or spread multiplier, in the case of a floating rate note, for the extension period.

    If we elect to extend the maturity of a note, the holder of such note will have the option to elect repayment of such note by the company at the original stated maturity at a price equal to the principal amount thereof plus any accrued interest to such date. In order for a note to be so repaid on the original stated maturity, the direct holder must follow the procedures set forth above under "repayment and repurchase" for optional repayment, except that the period for delivery of such note or notification to the applicable trustee shall be at least 25 but not more than 35 days prior to the original stated maturity and except that a holder who has tendered a note for repayment pursuant to an extension notice may, by written notice to the applicable trustee, revoke any such tender for repayment until the close of business on the tenth day prior to the original stated maturity.

BOOK-ENTRY SYSTEM

    Upon issuance, all fixed-rate notes, except foreign currency notes issued as certificated notes, having the same original issuance date, interest rate, specialized currency and stated maturity and other terms, if any will be represented by a global note. In addition, upon issuance, all floating rate notes, except foreign currency notes issued as certificated notes, having the same following original terms will be represented by a single global note:

    - issuance date,

    - interest rate basis,

    - initial interest rate,

    - interest reset dates,

    - interest payment dates,

    - index maturity,

    - maximum interest rate (if any),

    - minimum interest rate (if any),

    - spread (if any),

    - spread multiplier (if any),

    - specified currency,

    - stated maturity, and

    - other terms (if any),

    Each global note will be deposited with, or in behalf of, the depositary, The Depository Trust Company, New York, New York, and registered in the name of the depositary's nominee. Except as described below, global notes may be transferred, in whole or in part, only by the depositary to the depositary or another nominee of the depositary.

    The depositary has advised the agents and us as follows: the depositary is a limited-purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended. The depositary holds securities of institutions that have accounts with the depositary or its nominee. The depositary also facilitates the clearance and settlement of securities transactions among participants in such securities through electronic computerized book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. "Direct participants" include securities brokers and dealers (including the Agents), banks, trust companies, clearing corporations, and certain other organizations. The depositary is owned by a number of its direct participants and by the New York Stock
Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. Access to the depositary's book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly ("Indirect Participants"). The rules applicable to the depositary and its participants are on file with the Securities and Exchange Commission.

    The notes will be represented by one or more global notes that will be registered in the name of the depositary or its nominee. Global notes will be issued in registered form. Upon the issuance of a global note, the depositary for such global note or its nominee will credit, on its book-entry registration and transfer system, the respective principal amounts of the book-entry notes represented by such global note to the accounts of the participants. The accounts to be credited shall be designated by the underwriters or Agents with respect to such notes, or by us if such notes are offered and sold directly by us. Ownership of beneficial interests in a global note will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests in such global note will be shown on, and the transfer of that ownership will be effected only through, records maintained by the depositary or its nominee (with respect to interests of participants) for such global note and on the records of participants (with respect to interests of persons other than participants). Each beneficial owner is expected to receive written confirmations providing details of the transaction, as well as periodic statements of such beneficial owner's holdings, from the direct or indirect participant through which the beneficial owner entered into the transaction. Beneficial owners will not receive certificates representing their ownership interests in the global note, except as described below. The laws of some jurisdictions may require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to transfer beneficial interests in a global note.

    So long as the depositary for a global note, or its nominee, is the registered holder or owner of such global note, such depositary or such nominee, as the case may be, will be considered the sole owner or holder of the book-entry notes represented by such global note for all purposes of such book-entry notes and for all purposes under the indenture governing such notes. Except as set forth below, beneficial owners will not be entitled to have book-entry notes represented by such global note registered in their names, will not receive or be entitled to receive physical delivery of certificated notes of such series in definitive form and will not be considered the owners or holders thereof under the applicable indenture governing such notes. Accordingly, each beneficial owner must rely on the procedures of the depositary and, if such person is not a participant, on the procedures of the participant through which such person owns its interests, to exercise any rights of a holder of notes under the indentures or such global note. The book-entry notes permit the depositary to grant proxies and otherwise to authorize participants to take any action which the depositary, as the holder of such global note, is entitled to take under the indentures or such global note. We understand that under existing industry practice, in the event we request any action of holders of notes or a beneficial owner desires to take any action that the depositary, as the holder of such global note, is entitled to take, the depositary would authorize the participants to take such action and that the participants would authorize beneficial owners owning through such participants to take such action or would otherwise act upon the instructions of beneficial owners owning through them.

    To facilitate subsequent transfers, all global notes deposited by participants with the depositary are registered in the name of the depositary's partnership nominee, Cede & Co. The deposit of global notes with the depositary and their registration in the name of Cede & Co. effect no change in beneficial ownership. The depositary has no knowledge of the actual beneficial owners of the interests in the global notes; the depositary's records reflect only the identity of the direct participants to whose accounts interests in the global notes are credited, which may or may not be the beneficial owners. The participants will remain responsible for keeping account of their holdings on behalf of their customers.

    Conveyance of notices and other communications by the depositary to direct participants, by direct participants to indirect participants, and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

    Redemption notices shall be sent to Cede & Co. If less than all of the interests in a global note are being redeemed, the depositary's practice is to determine by lot the amount of the interest of each direct participant in such global note to be redeemed.

    Neither the depositary nor Cede & Co. will consent or vote with respect to the global notes. Under its usual procedures, the depositary mails an omnibus proxy to the issuer as soon as possible after the record date. The omnibus proxy assigns Cede & Co.'s consenting or voting rights to those direct participants to whose accounts interests in the global notes are credited on the record date (identified in a listing attached to the omnibus proxy).

    Principal and interest payments on the global notes will be made to the depositary. The depositary's practice is to credit direct participants' accounts on the payment date in accordance with their respective holdings shown on the depositary's records unless the depositary has reason to believe that it will not receive payment on the payment date. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of such participant and not of the depositary, the trustee or us, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal and interest to the depositary is the responsibility of us or the trustee, disbursement of such payments to direct participants shall be the responsibility of the depositary, and disbursement of such payments to the beneficial owners shall be the responsibility of direct and indirect participants.

    All payments of principal and any interest on foreign currency notes which are global notes will be made in U.S. dollars unless the depositary has received notice in accordance with its procedures from any participants of their election to receive all or a specified portion of such payments in the specified currency, in which case payments in the specified currency will be made directly to such participants.

    The depositary's management is aware that some computer applications, systems and the like for processing data ("systems") that are dependent upon calendar dates, including dates before, on or after January 1, 2000, may encounter "Year 2000 problems." The depositary has informed participants and other members of the financial community (the "industry") that it has developed and is implementing a program so that its systems, as the same relate to the timely payment of distributions (including principal and income payments) to security holders, book-entry deliveries and settlement of trades within the depositary, continue to function appropriately. This program includes a technical assessment and a remediation plan, each of which is complete. Additionally, the depositary's plan includes a testing phase, which is expected to be completed within appropriate time frames. However, the depositary's ability to perform properly its services is also dependent upon other parties, including but not limited to issuers and their agents, as well as third party vendors from whom the depositary licenses software and hardware, and third party vendors on whom the depositary relies for information or the provision of services, including telecommunication and electrical utility service providers, among others.

    The depositary has informed the industry that it is contacting (and will continue to contact) third party vendors from whom the depositary acquires services to: (i) impress upon them the importance of such services being Year 2000 compliant; and (ii) determine the extent of their efforts for Year 2000 remediation (and, as appropriate, testing) of their services. In addition, the depositary is in the process of developing such contingency plans as it deems appropriate. According to the depositary, the information in this paragraph and the preceding paragraph with respect to the depositary has been provided to the Industry for informational purposes only and is not intended to serve as a representation, warranty or contract modification of any kind.

    The notes represented by one or more global notes are exchangeable for certificated notes of like tenor as such notes if:

    - the depositary for such global notes notifies us that it is unwilling or unable to continue as depositary for such global notes or if at any time such depositary ceases to be a clearing agency registered under the Securities Exchange Act of 1934, as amended,

    - we in our discretion at any time determine not to have all of the notes of such series represented by one or more global note or notes and notify the trustee of such determination, or

    - an event of default, as described in the accompanying prospectus, has occurred and is continuing with respect to the notes of such series.

    Any note that is exchangeable pursuant to the preceding sentence is exchangeable for certificated notes issuable in authorized denominations and registered in such names as the depositary holding such global notes shall direct. The authorized denominations of the notes denominated in U.S. dollars will be $1,000 or any greater amount that is an integral multiple of $1,000. The authorized denominations of notes denominated in a specified currency other than U.S. dollars will be described in the applicable pricing supplement. Subject to the foregoing, a global note is not exchangeable, except for a global note or global notes of the same aggregate denominations to be registered in the name of such depositary or its nominee.

    The information in this section concerning the depositary and the depositary's book-entry system has been obtained from sources that we believe to be reliable, but we take no responsibility for the accuracy of such information.

OTHER PROVISIONS APPLICABLE TO NOTES

    Any provisions with respect to the notes, including the determination and/or specification of an interest rate basis or the calculation of the interest rate applicable to a floating rate note, the interest payment dates, the maturity or any other matter relating to such note, may be modified by the terms specified under "Other Terms" on the face of the note or in an addendum relating to such note, if so specified on the face of the note and in the applicable pricing supplement.

CONCERNING THE TRUSTEES

    Each trustee has extended a line of credit to us. We maintain bank accounts, borrows money and have other customary banking relationships with each trustee in the ordinary course of business.

             CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

    In the opinion of Orrick, Herrington & Sutcliffe LLP, our counsel, the following summary correctly describes certain United States federal income tax consequences of the ownership of notes as of the date of this prospectus supplement. This summary is based on the Internal Revenue Code of 1986 as well as final, temporary and proposed Treasury regulations and administrative and judicial decisions. Legislative, judicial and administrative changes may occur, possibly with retroactive effect, which could affect the accuracy of the statements set forth in this prospectus supplement. This summary generally is addressed only to original purchasers of the notes, deals only with notes held as capital assets and does not purport to address all United States federal income tax matters that may be relevant to investors in special tax situations, such as:

    - life insurance companies,

    - tax-exempt organizations,

    - dealers in securities or currencies, or traders in securities that elect to mark to market,

    - notes held as a hedge or as part of a hedging, straddle or conversion transaction, or

    - holders whose functional currency is not the United States dollar (called a nonfunctional currency).

    Persons considering the purchase of notes should consult their own tax advisors concerning the application of United States federal income tax laws, as well as the laws of any state, local or foreign taxing jurisdictions, to their particular situations. The applicable pricing supplement may contain a discussion of the special United States federal income tax consequences applicable to particular notes, including currency indexed notes, other indexed notes and notes as to which we have the option to extend the stated maturity.

UNITED STATES HOLDERS

    This section describes the tax consequences to a United States holder. A United States holder is a beneficial owner of a note that is:

    - a citizen or resident of the United States,

    - a domestic corporation, or

    - an estate or trust whose income is subject to United States federal income tax on a net income basis in respect of the note.

If you are not a United States holder, this section does not apply to you. See "Non-United States Holders" below.

    PAYMENT OF INTEREST. Except as set forth below, interest on a note will be taxable to a United States holder as ordinary interest income at the time it accrues or is received, in accordance with the United States holder's method of accounting for tax purposes. Special rules governing the treatment of notes issued at an original issue discount are described under "Original Issue Discount" below.

    ORIGINAL ISSUE DISCOUNT--GENERAL TREATMENT. The following is a summary of the principal United States federal income tax consequences of the ownership of notes issued with original issue discount. A note that has an issue price of less than its stated redemption price at maturity generally will be issued with original issue discount for federal income tax purposes in the amount of such difference. The issue price of a note generally is the first price at which a substantial amount of the issue of notes is sold to the public (excluding bond houses, brokers or similar persons acting in the capacity of underwriters or wholesalers). The stated redemption price at maturity is the total amount of all payments provided by the note other than qualified stated interest payments; qualified stated interest generally is stated interest that is unconditionally payable at least annually either at a single fixed rate, or, to the extent described below, at a qualifying variable rate. Qualified stated interest will be taxable to a United States holder when accrued or received in accordance with the United States holder's method of tax accounting.

    A note will be considered to have DE MINIMIS original issue discount if the excess of its stated redemption price at maturity over its issue price is less than the product of .25 percent of the stated redemption price at maturity and the number of complete years to maturity (or the weighted average maturity in the case of a note that provides for payment of an amount other than qualified stated interest before maturity). United States holders of notes having DE MINIMIS original issue discount generally must include a proportionate amount of each payment of stated principal in income as a payment received in retirement of the note.

    United States holders of notes issued with original issue discount that is not DE MINIMIS original issue discount and that mature more than one year from the date of issuance will be required to include such original issue discount in gross income for federal income tax purposes as it accrues (regardless of such holder's method of accounting), in advance of receipt of the cash attributable to such income. Original issue discount accrues based on a compounded, constant yield to maturity; accordingly, United States holders of notes issued at an original issue discount will generally be required to include in income increasingly greater amounts of original issue discount in successive accrual periods.

    The annual amount of original issue discount includable in income by the initial United States holder of a note issued at an original issue discount will equal the sum of the daily portions of the original issue discount with respect to the note for each day on which such holder held the note during the taxable year. Generally, the daily portions of the original issue discount are determined by allocating to each day in an accrual period the ratable portion of the original issue discount allocable to such accrual period. The term accrual period means an interval of time with respect to which the accrual of original issue discount is measured, and which may vary in length over the term of the note provided that each accrual period is no longer than one year and each scheduled payment of principal or interest occurs on either the first or final day of an accrual period.

    The amount of original issue discount allocable to an accrual period will be the excess of (i) the product of the adjusted issue price of the note at the commencement of such accrual period and its yield to maturity over (ii) the amount of any qualified stated interest payments allocable to the accrual period. The adjusted issue price of the note at the beginning of the first accrual period is its issue price, and, on any day thereafter, it is the sum of the issue price and the amount of the original issue discount previously includable in the gross income of any holder (without regard to any acquisition premium), reduced by the amount of any payment other than a payment of qualified stated interest previously made with respect to the note. There is a special rule for determining the original issue discount allocable to an accrual period if an interval between payments of qualified stated interest contains more than one accrual period. The yield to maturity of the note is the yield to maturity computed on the basis of a constant interest rate, compounding at the end of each accrual period; such constant yield, however, must take into account the length of the particular accrual period. If all accrual periods are of equal length except for an initial or an initial and final shorter accrual period(s), the amount of original issue discount allocable to the initial period may be computed using any reasonable method; the original issue discount allocable to the final accrual period is in any event the difference between the amount payable at maturity (other than a payment of qualified stated interest) and the adjusted issue price at the beginning of the final accrual period.

    If a portion of the initial purchase price of a note is attributable to pre-issuance accrued interest, the first stated interest payment on the note is to be made within one year of the note's issue date, and the payment will equal or exceed the amount of pre-issuance accrued interest, then the United States holder may elect to decrease the issue price of the note by the amount of pre-issuance accrued interest. In that event, a portion of the first stated interest payment will be treated as a return of the excluded pre-issuance accrued interest and not as an amount payable on the note.

    If a note provides for an alternative payment schedule or schedules applicable upon the occurrence of a contingency or contingencies (other than a remote or incidental contingency), whether such contingency relates to payments of interest or of principal, if the timing and amount of the payments that comprise each payment schedule are known as of the issue date and if one of such schedules is significantly more likely than not to occur, the yield and maturity of the note are determined by assuming that the payments will be made according to that payment schedule. If there is no single payment schedule that is significantly more likely than not to occur (other than because of a mandatory sinking fund), the note will be subject to the general rules that govern contingent payment obligations. These rules will be discussed in the applicable pricing supplement.

    For purposes of calculating the yield and maturity of a note subject to an issuer or holder right to accelerate principal repayment (respectively, a call option or put option), such call option or put option is presumed exercised if the yield on the note would be less or more, respectively, than it would be if the option were not exercised. The effect of this rule generally may be to accelerate or defer the inclusion of original issue discount in the income of a United States holder whose note is subject to a put option or a call option, as compared to a note that does not have such an option. If any such option presumed to be exercised is not in fact exercised, the note is treated as reissued on the date of presumed exercise for an amount equal to its adjusted issue price on that date for purposes of redetermining such note's yield and maturity and any related subsequent accruals of original issue discount.

    ORIGINAL ISSUE DISCOUNT-VARIABLE RATE DEBT INSTRUMENTS. Certain notes that provide for a variable rate of interest may be treated as variable rate debt instruments. A note will be treated as a variable rate debt instrument if:

    - the debt instrument does not provide for contingent principal payments,

    - the issue price of the debt instrument does not exceed the total noncontingent principal payments by more than the product of such principal payments and the lesser of (i) 15 percent or (ii) the product of
      1.5 percent and the number of complete years in the debt instrument's term (or its weighted average maturity in the case of an installment obligation), and

    - the debt instrument does not provide for any stated interest other than stated interest paid or compounded at least annually at a qualifying variable rate which is (i) one or more qualified floating rates, (ii) a single fixed rate and one or more qualified floating rates, (iii) a single objective rate or (iv) a single fixed rate and a single objective rate that is a qualified inverse floating rate.

    A qualified floating rate or objective rate must be set at a current value of that rate; a current value is the value of the variable rate on any day that is no earlier than three months prior to the first day on which that value is in effect and no later than one year following that day. A qualified floating rate is a variable rate whose variations can reasonably be expected to measure contemporaneous variations in the cost of newly borrowed funds in the currency in which the debt instrument is denominated. A qualified floating rate may be multiplied by a fixed, positive multiple that is greater than .65 but not more than 1.35, and may be increased or decreased by a fixed rate. Certain combinations of rates constitute a single qualified floating rate, including (i) interest stated at a fixed rate for an initial period of one year or less followed by a qualified floating rate if the value of the floating rate at the issue date is intended to approximate the fixed rate, and (ii) two or more qualified floating rates that can reasonably be expected to have approximately the same values throughout the term of the debt instrument. A combination of such rates is conclusively presumed to be a single qualified floating rate if the values of all rates on the issue date are within
 .25 percentage points of each other. A variable rate that is subject to an interest rate cap, floor, governor or similar restriction on rate adjustment may be a qualified floating rate only if such restriction is fixed throughout the term of the debt instrument, or is not reasonably expected as of the issue date to cause the yield on the debt instrument to differ significantly from its expected yield absent the restriction.

    An objective rate is defined as a rate (other than a qualified floating rate) that is determined using a single fixed formula and that is based on objective financial or economic information (other than a rate based on information that is within the control of the issuer (or a related party) or that is unique to the circumstances of the issuer (or a related party)). The Internal Revenue Service (IRS) may designate other variable rates that will be treated as objective rates. However, a variable rate is not an objective rate if it is reasonably expected that the average value of the rate during the first half of the debt instrument's term will differ significantly from the average value of such rate during the final half of its term. A combination of interest stated at a fixed rate for an initial period of one year or less followed by an objective rate is treated as a single objective rate if the value of the objective rate at the issue date is intended to approximate the fixed rate; such a combination of rates is conclusively presumed to be a single objective rate if the objective rate on the issue date does not differ from the fixed rate by more than .25 percentage points. An objective rate is a qualified inverse floating rate if it is equal to a fixed rate reduced by a qualified floating rate, the variations in which can reasonably be expected to inversely reflect contemporaneous variations in the qualified floating rate (disregarding permissible rate caps, floors, governors and similar restrictions such as are discussed above).

    Under these rules, Commercial Paper Rate notes, Prime Rate notes, LIBOR notes, Treasury Rate notes, CD Rate notes, CMT Rate notes and Federal Funds Rate notes generally will be treated as bearing interest at a qualifying variable rate.

    If a note is a variable rate debt instrument, special rules apply to determine the amount of qualified stated interest and the amount and accrual of any original issue discount. If the note bears interest that is unconditionally payable at least annually at a single qualified floating rate or objective rate, all stated interest is treated as qualified stated interest. The accrual of any original issue discount is determined by assuming the note bears interest at a fixed interest rate equal to the issue date value of the qualified floating rate or qualified inverse floating rate, or equal to the reasonably expected yield for the note in the case of any other objective rate. The qualified stated interest allocable to an accrual period is increased (or decreased) if the interest actually paid during an accrual period exceeds (or is less than) the interest assumed to be paid during the accrual period. If the note bears interest at a qualifying variable rate other than a single qualified floating rate or objective rate, the amount and accrual of original issue discount generally are determined by (i) determining a fixed rate substitute for each variable rate as described in the second preceding sentence, (ii) determining the amount of qualified stated interest and original issue discount by assuming the note bears interest at such substitute fixed rates and

(iii) making appropriate adjustments to the qualified stated interest and original issue discount so determined for actual interest rates under the note. However, if such qualifying variable rate includes a fixed rate (other than an initial fixed rate applicable for a period of one year or less), the note first is treated for purposes of applying clause (i) of the preceding sentence as if it provided for an assumed qualified floating rate (or qualified inverse floating rate if the actual variable rate is such) in lieu of the fixed rate; the assumed variable rate would be a rate that would cause the note to have approximately the same fair market value.

    Variable rate notes that do not bear interest at a qualifying variable rate or that have contingent principal payments or an issue price that exceeds the noncontingent principal payments by more than the allowable amount will be treated as contingent payment debt instruments. The pricing supplement applicable to any such debt instrument will describe the material federal income tax consequences of the ownership of such instrument

    SHORT-TERM NOTES. A note that matures one year or less from the date of its issuance is called a short-term note. In general, an individual or other cash method United States holder of a short-term note is not required to accrue original issue discount for federal income tax purposes unless it elects to do so. United States holders who report income for United States federal income tax purposes on the accrual method and certain other holders, including banks, common trust funds, holders who holds the note as part of certain identified hedging transactions, regulated investment companies and dealers in securities, are required to include original issue discount on such notes on a straight-line basis, unless an election is made to accrue the original issue discount according to a constant interest method based on daily compounding.

    In the case of a United States holder who is not required and does not elect to include original issue discount in income currently, any gain realized on the sale, exchange or retirement of such a note will be ordinary income to the extent of the original issue discount accrued on a straight-line basis (or, if elected, according to a constant interest method based on daily compounding) through the date of sale, exchange or retirement. In addition, such non-electing holders who are not subject to the current inclusion requirement described in this paragraph will be required to defer deductions for any interest paid on indebtedness incurred or continued to purchase or carry such notes in an amount not exceeding the deferred interest income, until such deferred interest income is realized.

    For purposes of determining the amount of original issue discount subject to these rules, all interest payments on a short-term note, including stated interest, are included in the short-term note's stated redemption price at maturity.

    PREMIUM AND MARKET DISCOUNT. If a United States holder purchases a note, other than a short-term note, for an amount that is less than the note's stated redemption price at maturity, or, in the case of a note issued at an original issue discount, less than its revised issue price (which is the sum of the issue price of the note and the aggregate amount of the original issue discount previously includable in the gross income of any holder (without regard to any acquisition premium)) as of the date of purchase, the amount of the difference generally will be treated as market discount for United States federal income tax purposes; however, a note acquired at its original issue will not have market discount unless the note is purchased at less than its issue price. Market discount generally will be DE MINIMIS and hence disregarded, however, if it is less than the product of .25 percent of the stated redemption price at maturity of the note and the number of remaining complete years to maturity (or weighted average maturity in the case of notes paying any amount other than qualified stated interest prior to maturity).

    Under the market discount rules, a United States holder is required to treat any principal payment on, or any gain on the sale, exchange, retirement or other disposition of, a note as ordinary income to the extent of any accrued market discount which has not previously been included in income. If such note is disposed of in a nontaxable transaction (other than certain specified nonrecognition transactions), accrued market discount will be includable as ordinary income to the United States holder as if such holder had sold the note at its then fair market value. In addition, the United States holder may be required to defer, until the maturity of the note or its earlier disposition in a taxable transaction, the deduction of all or a portion of the interest expense on any indebtedness incurred or continued to purchase or carry such note.

    Market discount is considered to accrue ratably during the period from the date of acquisition to the maturity of a note, unless the United States holder elects to accrue market discount on a constant yield basis. A United States holder of a note may elect to include market discount in income currently as it accrues (on either a ratable or constant yield basis), in which case the rule described above regarding deferral of interest deductions will not apply. This election to include market discount currently applies to all market discount obligations acquired during or after the first taxable year to which the election applies, and may not be revoked without the consent of the IRS.

    A United States holder who purchases a note issued at an original issue discount for an amount exceeding its adjusted issue price (as defined above) and less than or equal to the sum of all amounts payable on the note after the purchase date other than payments of qualified stated interest will be considered to have purchased such note with acquisition premium. The amount of original issue discount which such holder must include in gross income with respect to such note will be reduced in the proportion that such excess bears to the original issue discount remaining to be accrued as of the note's acquisition.

    A United States holder who acquires a note for an amount that is greater than the sum of all amounts payable on the note after the purchase date other than payments of qualified stated interest will be considered to have purchased such note at a premium, and will not be required to include any original issue discount in income. A United States holder generally may elect to amortize such premium using a constant yield method over the remaining term of the note. The amortized premium will be treated as a reduction of the interest income from the note. Any such election shall apply to all debt instruments (other than debt instruments the interest on which is excludable from gross income) held at the beginning of the first taxable year to which the election applies or thereafter acquired, and is irrevocable without the consent of the IRS. Special rules may apply if a note is subject to call prior to maturity at a price in excess of its stated redemption price at maturity.

    CONSTANT YIELD ELECTION. A United States holder of a note may elect to include in income all interest, discount and premium with respect to such note based on a constant yield method, as described above. The election is made for the taxable year in which the United States holder acquired the note, and it may not be revoked without the consent of the IRS. If such election is made with respect to a note having market discount, such holder will be deemed to have elected currently to include market discount on a constant interest basis with respect to all debt instruments having market discount acquired during the year of election or thereafter. If made with respect to a note having amortizable bond premium, such holder will be deemed to have made an election to amortize premium generally with respect to all debt instruments having amortizable bond premium held by the taxpayer during the year of election or thereafter.

    SALE AND RETIREMENT OF THE NOTES. Upon the sale, exchange or retirement of a note, a United States holder will recognize taxable gain or loss equal to the difference between the amount realized from the sale, exchange or retirement and the United States holder's adjusted tax basis in the note. Such gain or loss generally will be capital gain or loss, except to the extent of any accrued market discount (see "Premium and Market Discount" above) and accrued but unpaid interest. Such capital gain or loss will be long-term capital gain or loss if the note has been held for more than one year. A United States holder's adjusted tax basis in a note will equal the cost of the note, increased by any original issue discount or market discount previously included in taxable income by the United States holder with respect to such note, and reduced by any amortizable bond premium applied to reduce interest on a note, any principal payments received by the United States holder and in the case of notes issued at an original issue discount, any other payments not constituting qualified stated interest (as defined above).

    Special rules regarding the treatment of gain realized with respect to short-term notes issued at an original issue discount are described under "Original Issue Discount" above.

    NONFUNCTIONAL CURRENCY NOTES. The following is a summary of the principal United States federal income tax consequences to a United States holder of the ownership of a foreign currency note or a note determined by reference to a specified currency other than the United States dollar, which are collectively referred to as nonfunctional currency notes. Persons considering the purchase of nonfunctional currency notes should consult their own tax advisors with regard to the application of the United States federal income tax laws to their particular situations, as well as any consequences arising under the laws of any other taxing jurisdictions.

    In general, if a payment of interest with respect to a note is made in (or determined by reference to the value of) nonfunctional currency, the amount includable in the income of the United States holder will be, in the case of a cash basis United States holder, the United States dollar value of the nonfunctional currency payment based on the exchange rate in effect on the date of receipt or, in the case of an accrual basis United States holder, based on the average exchange rate in effect during the interest accrual period (or, with respect to an accrual period that spans two taxable years, the partial period within the taxable year), in either case regardless of whether the payment is in fact converted into United States dollars. Upon receipt of an interest payment (including a payment attributable to accrued but unpaid interest upon the sale or retirement of the nonfunctional currency note) in (or determined by reference to the value of) nonfunctional currency, an accrual basis United States holder will recognize ordinary income or loss measured by the difference between such average exchange rate and the exchange rate in effect on the date of receipt. Accrual basis United States holders may determine the United States dollar value of any interest income accrued in a nonfunctional currency under an alternative method, described below as the spot accrual convention.

    A United States holder will have a tax basis in any nonfunctional currency received as payment of interest on, or on the sale, exchange or retirement of, the nonfunctional currency note equal to the United States dollar value of such nonfunctional currency, determined at the time of payment, or the disposition of the nonfunctional currency note. Any gain or loss realized by a United States holder on a sale or other disposition of nonfunctional currency (including its exchange for United States dollars or its use to purchase nonfunctional currency notes) will be ordinary income or loss.

    A United States holder's tax basis in a nonfunctional currency note, and the amount of any subsequent adjustments to such holder's tax basis, will be the United States dollar value of the nonfunctional currency amount paid for such nonfunctional currency note, or the nonfunctional currency amount of the adjustment, determined using the spot rate on the date of such purchase or adjustment and increased by the amount of any original issue discount included in the United States holder's income (and accrued market discount, in the case of a United States holder who has elected to currently include market discount, as described above) with respect to the nonfunctional currency note and reduced by the amount of any payments on the nonfunctional currency note that are not qualified stated interest payments and by the amount of any amortizable bond premium applied to reduce interest on the nonfunctional currency note.

    A United States holder who converts United States dollars to a nonfunctional currency and immediately uses that currency to purchase a nonfunctional currency note denominated in the same currency normally will not recognize gain or loss in connection with such conversion and purchase. However, a United States holder who purchases a nonfunctional currency note with previously owned nonfunctional currency will recognize gain or loss in an amount equal to the difference, if any, between such holder's tax basis in the nonfunctional currency and the United States dollar value of the nonfunctional currency on the date of purchase.

    For purposes of determining the amount of any gain or loss recognized by a United States holder on the sale, exchange or retirement of a nonfunctional currency note (as described above in the section "Sale and Retirement of the Notes"), the amount realized upon such sale, exchange or retirement will be the United States dollar value of the nonfunctional currency received (or that was payable, in the case the payment was made in United States dollars), determined using the spot rate on the date of the sale, exchange or retirement.

    Gain or loss realized upon the sale, exchange or retirement of a nonfunctional currency note that is attributable to fluctuations in currency exchange rates will be treated as ordinary income or loss. Gain or loss attributable to fluctuations in exchange rates will be calculated by multiplying the original purchase price paid by the United States holder (expressed in the relevant nonfunctional currency) by the change in the relevant exchange rate (expressed in dollars per unit of relevant nonfunctional currency) between the date on which the United States holder acquired the nonfunctional currency note and the date on which the United States holder received payment in respect of the sale, exchange or retirement of the nonfunctional currency note. Such nonfunctional currency gain or loss will be recognized only to the extent of the total gain or loss realized by a United States holder on the sale, exchange or retirement of the nonfunctional currency note.

    Original issue discount on a note which is also a nonfunctional currency note is to be determined for any accrual period in the relevant nonfunctional currency and then translated into the United States holder's functional currency on the basis of the average exchange rate in effect during such accrual period. If the interest accrual period spans two taxable years, the original issue discount accruing within each year's portion of the accrual period is to be translated into United States dollars on the basis of the average exchange rate for the partial period within the taxable year.

    A United States holder may elect to translate original issue discount (and, in the case of an accrual basis United States holder, accrued interest) into United States dollars at the exchange rate in effect on the last day of an accrual period for the original issue discount or interest, or in the case of an accrual period that spans two taxable years, at the exchange rate in effect on the last day of the partial period within the taxable year (the spot accrual convention). Additionally, if a payment of original issue discount or interest is actually received within five business days of the last day of the accrual period or taxable year, an electing United States holder may instead translate such original issue discount or accrued interest into United States dollars at the exchange rate in effect on the day of actual receipt. Any such election will apply to all debt instruments held by the United States holder at the beginning of the first taxable year to which the election applies or thereafter acquired by the United States holder, and will be irrevocable without the consent of the IRS.

    Because exchange rates may fluctuate, a United States holder of a note with original issue discount denominated in a nonfunctional currency may recognize a different amount of original issue discount income in each accrual period than would the United States holder of a similar note with original issue discount denominated in United States dollars. Also, as described above, exchange gain or loss will be recognized when the original issue discount is paid or the United States holder disposes of the note.

    If the United States holder of a nonfunctional currency note has not elected to include market discount in income currently as it accrues, the amount of accrued market discount must be determined in the nonfunctional currency and translated into United States dollars using the spot exchange rate in effect on the date principal is paid or the nonfunctional currency note is sold, exchanged, retired or otherwise disposed of. No part of such accrued market discount is treated as exchange gain or loss. If the United States holder has elected to include market discount in income currently as it accrues, the amount of market discount which accrues during any accrual period will be required to be determined in units of nonfunctional currency and translated into United States dollars on the basis of the average exchange rate in effect during such accrual period. Such an electing United States holder will recognize exchange gain or loss with respect to accrued market discount under the same rules that apply to the accrual of interest payments on a nonfunctional currency note by a United States holder on the accrual basis.

    BACKUP WITHHOLDING AND INFORMATION REPORTING. A 31 percent backup withholding tax and certain information reporting requirements may apply to payments of principal, premium and interest (including any original issue discount) made to, and the proceeds of disposition of a note by, certain United States holders. Backup withholding will apply only if (i) the United States holder fails to furnish its Taxpayer Identification Number to the payor,
(ii) the IRS notifies the payer that the United States holder has furnished an incorrect Taxpayer Identification Number, (iii) the IRS notifies the payor that the United States holder has failed to report properly payments of interest and dividends or (iv) under certain circumstances, the United States holder fails to certify, under penalty of perjury, that it has both furnished a correct Taxpayer Identification Number and not been notified by the IRS that it is subject to backup withholding for failure to report interest and dividend payments. Backup withholding will not apply with respect to payments made to certain exempt recipients, such as corporations and financial institutions. United States holders should consult their tax advisors regarding their qualification for exemption from backup withholding and the procedure for obtaining such an exemption.

    The amount of any backup withholding from a payment to a United States holder will be allowed as a credit against such holder's federal income tax liability and may entitle such holder to a refund, provided that the required information is furnished to the IRS.

NON-UNITED STATES HOLDERS

    This section describes the tax consequences to a non-United States holder. You are a non-United States holder if you are the beneficial owner of a note and are, for United States federal income tax purposes:

    - a nonresident alien individual,

    - a foreign corporation,

    - a foreign partnership, or

    - an estate or trust that in either case is not subject to United States federal income tax on a net income basis on income or gain in respect of a note.

    A non-United States holder generally will not be subject to United States federal withholding tax with respect to payments of principal, premium (if any) and interest (including original issue discount) on notes, provided that
(i) such holder does not actually or constructively own 10 percent or more of the total combined voting power of all classes of our stock entitled to vote,
(ii) such holder is not for United States federal income tax purposes a controlled foreign corporation related to us through stock ownership, (iii) the beneficial owner of the note certifies to us or our agent under penalties of perjury as to its status as a non-United States holder and complies with applicable identification procedures and (iv) such payment is not a payment of contingent interest (generally a payment based on or determined by reference to income, profits, cash flow, sales, dividends or other comparable attributes of the obligor or a party related to the obligor). The applicable pricing supplement will indicate if a note pays such contingent interest.

    In certain circumstances, the above-described certification can be provided by a bank or other financial institution. Recently finalized Treasury regulations, that are generally effective with respect to payments made after December 31, 2000, would provide alternative methods for satisfying the above-described certification requirements. Those recently finalized Treasury regulations also generally would require, in the case of notes held by a foreign partnership, that (i) the certification described above be provided by the partners rather than by the foreign partnership and (ii) the partnership provide certain information, including a United States taxpayer identification number. A look-through rule generally would apply in the case of tiered partnerships.

    In addition, a non-United States holder of a note generally will not be subject to United States federal income tax on any gain realized upon the sale, retirement or other disposition of a note, unless such holder is an individual who is present in the United States for 183 days or more during the taxable year of such sale, retirement or other disposition and certain other conditions are met. If a non-United States holder of a note is engaged in a trade or business in the United States and income or gain from the note is effectively connected with the conduct of such trade or business, the non-United States holder will be exempt from withholding tax if appropriate certification has been provided, but will generally be subject to regular United States income tax on such income and gain in the same manner as if it were a United States holder. In addition, if such non-United States holder is a foreign corporation, it may be subject to a branch profits tax equal to 30 percent of its effectively connected earnings and profits for the taxable year, subject to adjustments.

    A note held by an individual who is a non-United States holder at the time of death will not be subject to United States federal estate tax upon such individual's death if at the time of death (i) such holder does not actually or constructively own 10 percent or more of the total combined voting power of all classes of our stock entitled to vote, (ii) payments with respect to the note would not have been effectively connected with a United States trade or business of such individual and (iii) payments with respect to the note would not be considered to be a payment of contingent interest as described above.

    Backup withholding and information reporting will not apply to payments of principal, premium, if any, and interest made to a non-United States holder by us on a note with respect to which the holder has provided the required certification under penalties of perjury of its non-United States holder status or has otherwise established an exemption, provided in each case that we or our paying agent, as the case may be, do not have actual knowledge that the payee is a United States person. Payments on the sale, exchange or other disposition of a note by a non-United States holder effected outside the United States to or through a foreign office of a broker will not be subject to backup withholding. However, if such broker is a United States person, a controlled foreign corporation for United States tax purposes or a foreign person 50 percent or more of whose gross income is derived from its conduct of a United States trade or business for a specified three-year period (or, in addition, for payments made after December 31, 2000, a foreign partnership engaged in a United States trade or business or in which United States persons hold more than 50 percent of the income or capital interests, or certain United States branches of foreign banks or insurance companies), information reporting will be required unless the beneficial owner has provided certain required information or documentation to the broker to establish its non-United States status or otherwise establishes an exemption. Payments to or through the United States office of a broker will be subject to backup withholding and information reporting unless the holder certifies under penalties of perjury to its non-United States holder status or otherwise establishes an exemption.

    Non-United States holders should consult their tax advisors regarding the application of United States federal income tax laws, including information reporting and backup withholding, to their particular situations.

                       SUPPLEMENTAL PLAN OF DISTRIBUTION

    The notes are being offered from time to time by us through ABN AMRO Bank, N.V., Banc of America Securities LLC, Banc One Capital Markets, Inc., Bear, Stearns & Co. Inc., Chase Securities Inc., Credit Suisse First Boston, Deutsche Bank Securities, Donaldson, Lufkin & Jenrette Securities Corporation, Merrill Lynch & Co., PaineWebber Incorporated, Salomon Smith Barney Inc., and Utendahl Capital Partners, as agents, who have severally agreed to use their reasonable best efforts to solicit offers to purchase the notes. We may also sell notes to any agent, as principal, and such agent may resell such notes as further described below. We will have the sole right to accept offers to purchase notes and may reject any proposed purchase of notes as a whole or in part. The agents shall have the right, in their discretion reasonably exercised, to reject any proposed purchase of notes as a whole or in part. We will pay each agent a commission (or grant a discount) ranging from .125% to .875%, depending upon the maturity, of the principal amount of notes sold through such agent. Commissions and discounts with respect to notes with maturities in excess of 30 years will be negotiated between us and such agent at the time of sale.

    The Chase Manhattan Bank, as trustee, is an affiliate of Chase
Securities Inc. and engages in general financing and banking transactions with us and our affiliates.

    No termination date for the offering of the notes has been established. We reserve the right to withdraw, cancel or modify this offer without notice.

    Unless otherwise indicated in the applicable pricing supplement, any note sold to an agent as principal will be purchased by such agent at a price equal to 100% of the principal amount thereof less a percentage equal to the commission applicable to any agency sale of a note of identical maturity. Such notes may be resold by the agent to investors and other purchasers from time to time in one or more transactions, including negotiated transactions, or at varying prices relating to prevailing market prices determined at the time of sale or, if so agreed, at a fixed public offering price. After the initial public offering of notes to be resold to investors and other purchasers, the public offering price (in the case of notes to be resold at a fixed public offering price) and any concession or discount, may be changed. In addition, the agents may resell notes they have purchased as principal to other dealers. Such resales may be at a discount and, unless otherwise specified in the applicable pricing supplement, such discount allowed to any dealer will not exceed the discount to be received by such agent from us. Such dealers may be deemed to be "underwriters" within the meaning of the Securities Act of 1933.

    No note will have an established trading market when issued. We do not intend to list the notes on a national securities exchange. The agents have informed us that they intend to establish a trading market for the notes. However, the agents are not obligated to make such a market and may discontinue any market making at any time without notice. No assurance can be given as to the liquidity of the trading market for any notes.

    During and after offerings of notes, the agents may purchase and sell the offered notes in the open market. These transactions may include overallotment and stabilizing transactions and purchases to cover short positions created in connection with such offerings. Stabilizing transactions consist of certain bids or purchases to prevent or retard a decline in the market price of the notes. Short positions involve the sale by the agents of notes in an aggregate principal amount exceeding that described in the applicable pricing supplement. The agents also may impose penalty bids, whereby selling concessions allowed to other broker-dealers in respect of the notes sold in such offerings for their account may be reclaimed by the agents if the notes are repurchased by the agents in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market prices of such notes, which may be higher than the prices that might otherwise prevail in the open market. These transactions may be effected in the over-the-counter market or otherwise, and these activities, if commenced, may be discontinued at any time.

    The agents, as agents or principals, may be deemed to be "underwriters" within the meaning of the Securities Act of 1933. We have agreed to indemnify the agents against certain liabilities, including liabilities under the Securities Act of 1933.

    We reserve the right to sell notes directly to investors on our own behalf, in which case no discount will be allowed or commission paid.

                                 LEGAL OPINIONS

    The validity of the notes will be passed upon for us by Steve R. Wagner, who is our Senior Assistant General Counsel. The validity of the notes will be passed upon for the Agents, and certain federal income tax consequences of the notes will be passed upon for us, by Orrick, Herrington & Sutcliffe, LLP, New York, New York.

PROSPECTUS
---------

                            NORWEST FINANCIAL, INC.

                                 $2,000,000,000

                                DEBT SECURITIES
                                ---------------

    We may issue up to an aggregate $2.0 billion of debt securities at one or more times. We will describe the specific terms of each series of debt securities that we offer in a supplement to this prospectus. Supplements will be made available at the time of each offering of debt securities.

    You should read this prospectus and any supplement carefully before you invest.

                              --------------------

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                              --------------------

                 The date of this prospectus is April 27, 1999

                               TABLE OF CONTENTS

                                                                PAGE
                                                              --------
WHERE YOU CAN FIND MORE INFORMATION ABOUT NORWEST...........      2
INCORPORATION OF INFORMATION WE FILE WITH THE SEC...........      2
NORWEST FINANCIAL, INC......................................      2
USE OF PROCEEDS.............................................      3
RATIOS OF EARNINGS TO FIXED CHARGES.........................      3
DESCRIPTION OF DEBT SECURITIES..............................      3
PLAN OF DISTRIBUTION........................................     11
LEGAL OPINIONS..............................................     12
EXPERTS.....................................................     12

               WHERE YOU CAN FIND MORE INFORMATION ABOUT NORWEST

    We file annual, quarterly and current reports and other information with the Securities and Exchange Commission. You may read and copy any document we file with the Securities and Exchange Commission at the Securities and Exchange Commission's public reference rooms in Washington, D.C., Chicago, Illinois, and New York, New York. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the public reference rooms. Our Securities and Exchange Commission filings are also available over the Internet at the Securities and Exchange Commission's website at http://www.sec.gov.

               INCORPORATION OF INFORMATION WE FILE WITH THE SEC

    The Securities and Exchange Commission allows us to incorporate by reference the information we file with them, which means that we can disclose important information to you by referring you directly to those documents. The information incorporated by reference is an important part of this prospectus. Information that we file later with the Securities and Exchange Commission will automatically update and supercede information contained in this prospectus and the accompanying prospectus supplement. We incorporate by reference the documents listed below and any future filings made with the Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until we sell all of the securities we are offering:

    - Annual Report on Form 10-K for the year ended December 31, 1998;

    - Current Reports on Form 8-K dated January 21, 1999 and March 5, 1999.

    You may request a free copy of any of these filings by writing or telephoning us at:

       Norwest Financial, Inc.
       206 Eighth Street
       Des Moines, Iowa 50309
       Attn: Treasurer's Department
       Telephone: (515) 243-2131

    Because we list some of our debt securities on the New York Stock Exchange, you may also inspect the filings described above, as well as other information, at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

    You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with additional or different information. If anyone else provided you with different information, you should not rely on it. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents.

                            NORWEST FINANCIAL, INC.

    Norwest is a leading diversified consumer finance company. Our consumer finance operations make loans to individuals and purchase sales finance contracts though 916 branch offices primarily in 46 states, Guam, Saipan, Puerto Rico, Argentina and the ten Canadian provinces.

    We are a wholly-owned subsidiary of Wells Fargo & Company. Wells Fargo & Company is a diversified financial services organization which, at December 31, 1998, had consolidated assets totaling approximately $202 billion.

    Our principal executive offices are located at 206 Eighth Street, Des Moines, Iowa 50309. Our telephone number is (515) 243-2131. When we refer to "Norwest," "we" or "our" in this prospectus, we mean Norwest Financial, Inc. and its subsidiaries on a consolidated basis, unless the context otherwise requires.

                                USE OF PROCEEDS

    Unless we indicate otherwise in a prospectus supplement, we will use the net proceeds from the sale of the debt securities for general corporate purposes. These purposes may include bulk purchases of finance receivables, acquisitions of branch offices, consumer finance operations and other related businesses or the repayment of outstanding indebtedness. The net proceeds may be invested temporarily or applied to repay short term debt until they are used for their stated purposes.

                      RATIOS OF EARNINGS TO FIXED CHARGES

    The ratio of earnings to fixed charges for Norwest is set forth below for the periods indicated:

    YEARS ENDED DECEMBER 31,
--------------------------------
1994   1995   1996   1997   1998
----   ----   ----   ----   ----
2.26   2.13   2.11   2.00   1.72

    For the purpose of calculating the ratio of earnings to fixed charges we have divided earnings plus fixed charges and income taxes by fixed charges. Fixed charges consist of interest and debt expenses plus the portion of rentals, which we deem to be representative of the interest factor.

                         DESCRIPTION OF DEBT SECURITIES

    The securities we are offering will be either senior or senior subordinated debt. The senior debt securities and subordinated debt securities will be issued under separate indentures. The senior debt securities will be issued under an indenture, dated as of May 1, 1986, as amended, and supplemented by a First Supplemental Indenture dated as of February 15, 1991, between Norwest and The Chase Manhattan Bank, as trustee, as successor by way of merger to The Chase Manhattan Bank (National Association). The subordinated debt securities will be issued under an Indenture, dated as of May 1, 1986, as amended and supplemented by a First Supplemental Indenture dated as of February 15, 1991, between Norwest and Harris Trust and Savings Bank, as trustee. Unless otherwise indicated, The Chase Manhattan Bank and Harris Trust and Savings Bank will be referred to herein as the "trustee".

    The following summaries of the material provisions of the indentures are not complete. You should read all of the provisions of the indentures, including the definitions of certain terms. These summaries set forth certain general terms and provisions of the securities to which any prospectus supplement may relate. The particular terms of the securities offered by any prospectus supplement and the applicability of the general provisions will be described in the appropriate prospectus supplement. Unless otherwise indicated, parenthetical section references refer to each of the indentures.

SPECIFIC TERMS OF EACH SERIES

    Each time that we issue a new series of debt securities, the prospectus supplement relating to that new series will specify the particular amount, price or other terms of these debt securities. These terms may include:

    - the title of the debt securities and whether they will be senior or subordinated debt;

    - any limit on the total principal amount of the series of debt securities;

    - the date or dates on which the principal of and premium, if any, on the debt securities will be payable;

    - the interest rate or rates on the series of debt securities and the date from which any such interest will accrue;

    - the dates on which we will pay interest on the series of debt securities and the regular record date for determining who is entitled to the interest payable on any interest payment date;

    - the place or places where principal of and premium, if any, and interest on the debt securities will be payable;

    - any redemption dates, prices, obligations and restrictions on the series of debt securities;

    - any sinking fund or other provisions that would obligate us to repurchase or otherwise redeem the series of debt securities;

    - the denominations in which the series of debt securities will be issued, if other than denominations of $1,000 and multiples of $1,000;

    - the portion of the principal amount of the debt securities, other than their principal amount, that is payable on the declaration of acceleration of the maturity;

    - the applicable overdue rate if other than the interest rate stated in the title of the series of debt securities;

    - any modifications of or additions to the events of default;

    - the currency in which the debt securities will be denominated or in which payment of the principal of and premium and interest on any debt securities will be made, if other than U.S. dollars;

    - if the principal of and premium or interest on any series of debt securities is to be payable at our election or at the election of a holder of the debt securities in a currency other than that in which the debt securities are denominated, the period or periods within which and the terms and conditions on which these elections may be made;

    - if the amount of principal of and premium or interest on any series of debt securities may be determined by reference to an index based on either a currency other than that in which the debt securities are payable or any other method specifying the manner in which these amounts will be determined;

    - whether and to what extent any other means of satisfaction and discharge, which is sometimes referred to as "defeasance" will be applicable to the debt securities other than as described below under "Satisfaction and Discharge; Defeasance";

    - if the debt securities are to be issued in the form of one or more global security and, if so, the identity of the depositary or depositaries of such global debt security or global debt securities; and

    - any other specific terms of the debt securities that are not inconsistent with each Indenture. (Section 3.01)

    We may issue debt securities at a discount below their stated principal amount, bearing no interest or interest at a rate that, at the time of issuance, is below market rates. If we issue these kinds of debt securities, we will provide you with additional information in a prospectus supplement.

FORM, DENOMINATION AND EXCHANGE

    We may issue the debt securities in registered form, without coupons, in increments of $1,000 or multiples thereof, unless the prospectus supplement states otherwise.

    Alternatively, we may issue the debt securities in the form of one or more global certificates.

    No service charge will be made for any transfer or exchange of the securities, but we may require payment of an amount sufficient to cover any tax or other governmental charge payable in connection with a transfer or exchange. (Section 3.02)

NO EVENT OF RISK COVENANT

    Neither indenture contains any covenant or other provision that restricts Norwest from incurring, assuming or becoming liable for any type of debt or other obligations, from creating liens on its property, from paying dividends or making distributions on its capital stock or purchasing or redeeming its capital stock. Neither indenture requires Norwest to maintain any financial ratios or specified levels of net worth. In addition, neither indenture gives holders of the debt securities protection upon the occurrence of a change in control or in the event of a highly leveraged transaction involving Norwest.

LIMITATION ON MERGER, CONSOLIDATION AND CERTAIN SALE OF ASSETS

    We may not merge into or consolidate with any other corporation, or convey or transfer our properties and assets substantially as an entirety to any person unless:

    - the successor is a U.S. corporation;

    - the successor assumes on the same terms and conditions all the obligations under the debt securities and each indenture; and

    - immediately after giving effect to the transaction, there is no default under each indenture.

(Section 10.01) Upon any merger, consolidation, conveyance or transfer, the successor will succeed to, and will be substituted in lieu of Norwest. (Section 10.02).

COMPUTATION OF INTEREST

    We will calculate the interest that is due on the debt securities based on a 360-day year of twelve 30 day months, unless the prospectus supplement states otherwise. (Section 3.11)

PAYMENTS ON REGISTERED DEBT SECURITIES

    We will pay principal, interest and any premium on registered debt securities in the designated currency at the office of a designated paying agent. At our option, payment of interest on fully registered securities may also be made by check mailed to the person in whose names the securities are registered on the days specified in the indentures or any prospectus supplement. (Section 3.12)

PAYING AGENT

    The Chase Manhattan Bank will be designated as Norwest's paying agent for the senior debt securities unless the prospectus supplement states otherwise. Harris Trust and Savings Bank will be designated as Norwest's paying agent for the subordinated debt securities unless the prospectus supplement states otherwise. (Section 8.14)

    If we authorize any other person to make payments on debt securities for us, we will identify them in the applicable prospectus supplement.

GLOBAL SECURITIES

    We may issue debt securities of a series in whole or in part in the form of one or more global certificates that will be deposited with a depository that we will identify in a prospectus supplement. Unless and until it is exchanged in whole or in part for individual certificates evidencing securities in definitive form represented thereby, a global security may not be transferred except as a whole by the depository to a nominee of that depository or by a nominee of that depository to a depository or another nominee of that depository.
(Section 3.01)

    The specific terms of the depositary arrangement for each series of debt securities will be described in the applicable prospectus supplement.

RANKING

    The senior debt securities will be the unsecured obligations of Norwest and will rank equally among themselves and with all of Norwest's other unsecured and unsubordinated debt.

    The prospectus supplement will describe the specific terms and conditions upon which the subordinated debt securities will be subordinated to other indebtedness of Norwest. Such terms may include:

    - indebtedness ranking senior to the subordinated debt securities;

    - restrictions on payments to the holders of such subordinated debt securities while a default relating to such senior indebtedness is continuing;

    - restrictions on payments to the holders of such subordinated debt securities following an event of default; and

    - provisions requiring holders of senior debt securities to receive certain payments prior to holders of subordinated debt securities. (Section 15.01)

SATISFACTION AND DISCHARGE

    At our request, each indenture will terminate as to the debt securities of any series (except for certain obligations to register the transfer or exchange of the debt securities) when either:

    - all the debt securities have been delivered to the trustee for cancellation; or

    - we have deposited with the trustee in trust, an amount sufficient to make all remaining payments on these debt securities. (Section 6.01)

DEFEASANCE

    We may satisfy our obligations with respect to payments of principal of the debt securities, and premium, if any, and interest, if any, on the debt securities of any series by irrevocably depositing in trust with the trustee money or U.S. government obligations sufficient to make such payments when due. If such deposit is sufficient, as verified by a written opinion of independent public accountants, to make all payments of:

    - interest, if any, on the debt securities of such series prior to and on their redemption or maturity, as the case may be; and

    - principal of the debt securities, and premium, if any, on the debt securities of such series when due upon redemption or at the designated maturity date, as the case may be then all of our obligations with respect to the debt securities of such series and the indentures which relate to the debt securities will be satisfied and discharged.

    To elect either option described above, we must deliver to the trustee an opinion of counsel to the effect that the deposit and related payment described above would not cause the holders of that series to recognize, income, gain or loss for U.S. federal income tax purposes and that the holders of that series will be subject to U.S. federal income tax in the same amounts, in the same manner and at the same times as would have been the case if that option had not been exercised. (Section 14.02)

EVENTS OF DEFAULT

    An "event of default" regarding any series of debt securities is any one of the following events, subject to various grace periods:

    - failure to pay principal of, or any premium on, any debt security when due;

    - failure to deposit any sinking fund payments for any series of debt security when due;

    - failure to pay any interest when due and payable;

    - failure to perform any covenants or warranties in either indenture, which failure has continued for 60 days after written notice to Norwest by the trustee or by the holders of 50% in principal amount of the outstanding debt securities of that series;

    - certain events in bankruptcy, insolvency or reorganization of Norwest;

    - default regarding any other series of debt securities, which results in the acceleration of such other series of debt securities; and

    - any other events of default regarding that series of debt securities that is specified in the prospectus supplement. (Section 7.01)

    A default regarding a single series of debt securities will not necessarily constitute a default regarding any other series. A default under other debt of Norwest will not be a default under either indenture.

    If an event of default for any series of debt securities occurs and is continuing, either the trustee or the holders of 25% in principal amount of the outstanding debt securities of that series may declare the principal amount of all the debt securities of that series to be immediately due and payable by notice in writing to Norwest. If the debt securities of that series are original issue discount debt securities, the portion of the principal amount as is specified in that series may declare the principal amount of the debt securities of that series to be immediately declared payable by notice in writing to Norwest. If the holders of debt securities give notice of the declaration of acceleration to Norwest, then they must also give notice to the trustee. (Section 7.02)

    The holders of a majority in principal amount of the outstanding debt securities may rescind a declaration of acceleration if:

    - Norwest has paid or deposited with the trustee a sum sufficient to pay principal, interest, including overdue interest and interest thereon, any premium and the fee and expenses of the trustee (Section 7.02); and

    - any other event of default, besides the failure to pay principal due because of the declaration of acceleration, has been cured or waived. (Section 7.13)

    We are required to file every year with the trustee an officers' certificate stating whether any default exists and specifying any default that exists. (Section 12.05)

NOTICE OF DEFAULTS

    The trustee is required to give notice to holders of debt securities of a default, which remains uncured or has not been waived, that is known to the trustee within 90 days after the occurrence of the default. The trustee may withhold this notice, however, if it determines in good faith that the withholding of notice is in the interest of the holders of the debt securities. However, the trustee may not withhold notice in the case of a default in the payment of principal of and premium or interest on or a sinking fund installment on any of the debt securities. In addition, the trustee is only required to give notice of the failure by Norwest to perform any covenant until at least 30 days after the failure has become a default. The term "default" for this purpose means any event which is, or after notice or lapse of time or both would become, an event of default. (Section 8.02)

RIGHTS OF THE TRUSTEE

    The holders of a majority in principal amount of outstanding debt securities of any series may direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or other power conferred on the trustee. The trustee may decline to follow that direction, however, if it either would involve the trustee in personal liability or would be unduly prejudicial to holders of the debt securities of that series that do not join in that direction. (Section 7.12) During a default, the trustee is required to exercise the standard of care that a prudent man would exercise or use under the circumstances in the conduct of his own affairs (Section 8.0) Otherwise, the trustee is not obligated, however, to exercise any of its rights or powers under each indenture at the request or direction of any of the holders of debt securities unless those holders have offered to the trustee reasonable security or indemnity. (Section 8.03)

MODIFICATION AND WAIVER OF EACH INDENTURE

    The holders of a majority in principal amount of the outstanding debt securities of any series may waive any past default under the applicable indenture. The following defaults may not, however, be waived:

    - a default in the payment of the principal, or any premium, interest or additional amounts payable on a series of debt securities, or in the payment of any sinking fund installment with respect to that series, which has not been cured until that time; or

    - a default regarding a covenant or provision of either indenture which cannot be modified or amended without the consent of the holder of each outstanding debt security of the series affected. (Section 7.13)

MODIFICATION WITHOUT CONSENT OF THE HOLDERS

    Without the consent of the holders of debt securities, we and the trustee may modify each indenture for any of the following purposes:

    - to name a successor entity to Norwest;

    - to add to our covenants for the benefit of the holders of all or any series of debt securities;

    - to establish the form or terms of securities of any series of debt securities and any related coupons;

    - to cure any ambiguity or inconsistency in the applicable indenture;

    - to modify, eliminate and add to the provisions of either indenture to enable it to qualify under the Trust Indenture Act of 1939; or

    - to provide for the acceptance or appointment of a successor trustee. (Section 11.01)

MODIFICATION REQUIRING CONSENT OF THE HOLDERS

    Each indenture provides that modifications and amendments may be made by us and the trustee with the consent of the holders of at least a majority in principal amount of the outstanding debt securities of each series affected by the amendment or modification of each indenture. However, no modification or amendment may, without the consent of each holder affected:

    - change the stated maturity of the principal of, or any installment of interest on, any debt security;

    - reduce the principal amount, the rate of interest, or any additional amounts in respect of any debt security or reduce the amount of any premium payable upon the redemption of any debt security;

    - reduce the principal amount of original issued discount debt securities that would be due and payable upon acceleration of their maturity;

    - change the place of payment, the currency in which, any debt security or any premium or interest thereon is payable;

    - reduce the amount of, or postpone the date fixed for, any payment under the sinking fund for any debt security;

    - impair the right to institute suit for the enforcement of any payment on or after the stated maturity date of the security or, in the case of redemption, on or after the redemption date;

    - reduce the percentage of securities required to consent to any modification, amendment or waiver under either indenture;

    - modify, except under limited circumstances, any provisions of the applicable indenture relating to modification and amendment of the indenture or waiver of compliance with conditions and defaults thereunder; or

    - in the case of the subordinated indenture, alter the provisions regarding the subordination of the subordinated debt securities in any way that would be adverse to the holders of such debt securities. (Section 11.02)

MUTILATED, DESTROYED, STOLEN OR LOST SECURITIES

    We will replace any mutilated debt security at the expense of the holder and on surrender of that mutilated debt security to the trustee. We will also replace debt securities that are destroyed, lost or stolen at the expense of the holder and on delivery to the security registrar of evidence of that destruction, loss or theft which is satisfactory to us and the trustee. Before we issue a replacement debt security, we and the trustee may require an indemnity from the party seeking the replacement security. (Section 3.06)

NOTICES

    Except as otherwise provided in each Indenture, notices to holders of debt securities will be given by mail to the addresses of those holders as they appear in the security register. (Section 1.06)

GOVERNING LAW

    The laws of the State of New York govern each Indenture and will govern the debt securities, including any matters of interpretation under them.
(Section 1.13)

INFORMATION CONCERNING THE TRUSTEE

    We may from time to time engage in general financing and banking transactions with The Chase Manhattan Bank or with its affiliates or with Harris Trust and Savings Bank or with its affiliates.

                              PLAN OF DISTRIBUTION

    We may sell the debt securities in one or more of the following ways:

    - through underwriters or dealers;

    - directly to one or more purchasers;

    - through agents; or

    - in a combination of any of the above transactions.

    The prospectus supplement for each series of debt securities will describe that offering, including:

    - the name or names of any underwriters;

    - the purchase price and the proceeds we will receive from such sale;

    - any underwriting discounts and other items constituting underwriters' compensation;

    - any discounts or concessions allowed or reallowed or paid to dealers; and

    - any securities exchanges on which the debt securities of such series may be listed.

    If underwriters are used in the sale, the debt securities will be acquired by the underwriters for their own account and may be resold by them from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The obligations of the underwriters to purchase securities will be subject to certain conditions precedent and the underwriters will be obligated to purchase all the securities of a series if any are purchased. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

    Debt securities may be sold directly by us or through agents designated by us from time to time. We will name any agent involved in the offer or sale of the debt securities and will list commissions payable by us to these agents in the prospectus supplement. These agents will be acting on a best efforts basis to solicit purchases for the period of its appointment, unless we state otherwise in the prospectus supplement.

    We may sell debt securities directly to purchasers. In this case, we will not engage underwriters or agents in the offer and sale of debt securities.

INDEMNIFICATION

    Underwriters, dealers or agents who participate in the distribution of debt securities may be entitled to indemnification by us against certain liabilities, including liabilities under the Securities Act of 1933, or to contribution with respect to payments which these underwriters, dealers or agents may be required to make.

NO ASSURANCE OF LIQUIDITY

    Each series of debt securities will be a new issue of securities with no established trading market. Any underwriters that purchase debt securities from us may make a market in these debt securities. The underwriters will not be obligated, however, to make such a market and may discontinue market-making at any time without notice to holders of the debt securities. We cannot assure you that there will be liquidity in the trading market for any debt securities of any series.

                                 LEGAL OPINIONS

    The legality of the debt securities will be passed upon for us by Steve R. Wagner, Esq., who is our Senior Assistant General Counsel, and for the underwriters, dealers or agents by Orrick, Herrington & Sutcliffe LLP, New York, New York.

                                    EXPERTS

    The consolidated financial statements and schedules of Norwest and subsidiary companies for the three-year period ended December 31, 1998, have been incorporated by reference herein and in the registration statement in reliance upon the report of Deloitte & Touche LLP, independent auditors, incorporated by reference herein, and upon authority of that firm as experts in accounting and auditing.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                               TABLE OF CONTENTS

                                         PAGE
                                          ----
About This Prospectus Supplement And
  Pricing Supplements.................     S-2
Risk Factors..........................     S-3
Description of Notes..................     S-5
Certain United States Federal Income
  Tax Consequences....................    S-27
Supplemental Plan Of Distribution.....    S-37
Legal Opinions........................    S-38

                                  $750,000,000

                                     [LOGO]

                            NORWEST FINANCIAL, INC.

                          MEDIUM-TERM NOTES, SERIES C
                              DUE FROM 9 MONTHS TO
                          30 YEARS FROM DATE OF ISSUE

                         ------------------------------

                             PROSPECTUS SUPPLEMENT

                         ------------------------------

                               ABN AMRO BANK N.V.

                         BANC OF AMERICA SECURITIES LLC

                         BANC ONE CAPITAL MARKETS, INC.

                            BEAR, STEARNS & CO. INC.

                             CHASE SECURITIES INC.

                           CREDIT SUISSE FIRST BOSTON

                            DEUTSHE BANK SECURITIES

                          DONALDSON, LUFKIN & JENRETTE
                             SECURITIES CORPORATION

                              MERRILL LYNCH & CO.

                            PAINEWEBBER INCORPORATED

                           SALOMON SMITH BARNEY INC.

                        UTENDAHL CAPITAL PARTNERS, L.P.

                                 March 21, 2000

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